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                                                                   EXHIBIT 10.35




                                                                  EXECUTION COPY



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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                AMERIPATH, INC.,

                  COLAB INCORPORATED PROFESSIONAL CORPORATION,

                      ANATOMICAL PATHOLOGY SERVICES, P.C.,

                             MICRODIAGNOSTICS, P.C.,

                                       AND

                   THE PERSONS SET FORTH ON EXHIBIT 1.1 HERETO



                           DATED AS OF AUGUST 15, 1997



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                                TABLE OF CONTENTS


                                                                              PAGE NO.
                                                                              --------

                                    ARTICLE I

                            PURCHASE OF CAPITAL STOCK

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          1.1     Purchase and Sale of Capital Stock............................  2
          1.2     The Contingent Notes..........................................  3
          1.3     AmeriPath Stock...............................................  8

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                                AND THE COMPANIES

          2.1     Organization, Qualification, etc.............................. 11
          2.2     Subsidiaries.................................................. 11
          2.3     Capital Stock................................................. 12
          2.4     Record Books.................................................. 12
          2.5     Title to Company Stock........................................ 12
          2.6     Options and Rights............................................ 12
          2.7     Authorization, Etc............................................ 12
          2.8     No Violation.................................................. 12
          2.9     Financial Statements.......................................... 13
          2.10    Employees..................................................... 13
          2.11    Absence of Certain Changes.................................... 14
          2.12    Contracts..................................................... 14
          2.13    True and Complete Copies...................................... 16
          2.14    Title and Related Matters..................................... 17
          2.15    Litigation.................................................... 17
          2.16    Tax Matters................................................... 18
          2.17    Compliance with Law and Applicable Government Regulations..... 19
          2.18    ERISA and Related Matters..................................... 19
          2.19    Intellectual Property......................................... 21
          2.20    Environmental Matters......................................... 22
          2.21    Dealings with Affiliates...................................... 23
          2.22    Banking Arrangements.......................................... 23
          2.23    Insurance..................................................... 23
          2.24    Consents...................................................... 24
          2.25    Investment Representations.................................... 24
          2.26    Accounts Receivable; Inventories.............................. 25

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

          2.27    Brokerage..................................................... 26
          2.28    Improper and Other Payments................................... 26
          2.29    Participation in Audits....................................... 26
          2.30    Health Care Laws.............................................. 26
          2.31    Financial Condition........................................... 28
          2.32    Disclosure.................................................... 28

                                      ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          3.1     Corporate Organization, etc................................... 29
          3.2     Subsidiaries.................................................. 29
          3.3     Authorization, Etc............................................ 29
          3.4     No Violation.................................................. 29
          3.5     Governmental Authorities...................................... 29
          3.6     Issuance of AmeriPath Stock................................... 30
          3.7     Financial Statements.......................................... 30
          3.8     Litigation.................................................... 30
          3.9     Disclosure.................................................... 31
          3.10    Consents...................................................... 31
          3.11    Senior Credit Facility........................................ 31

                                      ARTICLE IV

                      COVENANTS OF THE SELLERS AND THE COMPANIES


          4.1     Regular Course of Business.................................... 31
          4.2     Amendments to Organizational Documents........................ 31
          4.3     Capital Changes; Pledges...................................... 32
          4.4     Dividends..................................................... 32
          4.5     Capital and Other Expenditures................................ 32
          4.6     Cash and Cash Equivalents..................................... 32
          4.7     Borrowing..................................................... 32
          4.8     Other Commitments............................................. 32
          4.9     Interim Financial Information................................. 32
          4.10    Full Access and Disclosure.................................... 33
          4.11    Confidentiality............................................... 33
          4.12    Breach of Agreement........................................... 33
          4.13    Fulfillment of Conditions Precedent........................... 33
          4.14    Banking Arrangements.......................................... 34
          4.15    Termination of ERISA Plans.................................... 34

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                                    ARTICLE V

                           COVENANTS OF THE PURCHASER

          5.1     Confidentiality............................................... 34
          5.2     Full Access and Disclosure.................................... 34

                                   ARTICLE VI

                                OTHER AGREEMENTS

          6.1     Further Assurances............................................ 35
          6.2     Agreement to Defend........................................... 35
          6.3     Consents...................................................... 35
          6.4     No Solicitation or Negotiation................................ 35
          6.5     No Termination of Sellers' Obligations by
                    Subsequent Incapacity, Etc.................................. 36
          6.6     Employment Agreements......................................... 36
          6.7     Public Announcements.......................................... 36
          6.8     Deliveries After Closing...................................... 36
          6.9     Non-Competition Covenant...................................... 36
          6.10    Non-disclosure; Confidentiality............................... 38
          6.11    Rule 144 Best Efforts......................................... 39
          6.12    338(h)(10) Election........................................... 40
          6.13    Assignment of Contracts....................................... 40
          7.1     Representations and Warranties; Covenants and Agreements...... 41
          7.2     No Injunction................................................. 41
          7.3     Third Party Consents.......................................... 41
          7.4     Regulatory Approvals.......................................... 41
          7.5     No Material Adverse Change.................................... 41
          7.6     Opinion of Seller's Counsel................................... 42
          7.7     Employment Agreements......................................... 42
          7.8     Delivery of Company Share Certificates........................ 42
          7.9     Subordination Agreement....................................... 42
          7.10    Shareholders' Agreement....................................... 42
          7.11    Creditor Consents............................................. 42
          7.12    Company Charter Amendments.................................... 42
          7.13    Trust Agreement; Management Agreement......................... 42

                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

          8.1     Representations and Warranties; Performance................... 43
          8.2     No Injunction................................................. 43

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

          8.3     Purchase Consideration........................................ 43
          8.4     Employment Agreements......................................... 43
          8.5     Trust Agreement; Management Agreement......................... 43
          8.6     Opinion of Purchaser's Counsel................................ 43

                                   ARTICLE IX

                                     CLOSING


          9.1     Closing....................................................... 44
          9.2     Closing Deliveries............................................ 44

                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

          10.1    Methods of Termination........................................ 45
          10.2    Procedure Upon Termination.................................... 46



                                   ARTICLE XI

                       SURVIVAL OF TERMS; INDEMNIFICATION

          11.1    Survival...................................................... 46
          11.2    Indemnification by the Sellers................................ 47
          11.3    Indemnification by the Purchaser.............................. 48
          11.4    Third-Party Claims............................................ 48
          11.5    Deductible; Maximum Liability................................. 49

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

          12.1    Amendment and Modification.................................... 50
          12.2    Entire Agreement.............................................. 50
          12.3    Certain Definitions........................................... 50
          12.4    Notices....................................................... 52
          12.5    Waiver of Compliance; Consents................................ 53
          12.6    Assignment.................................................... 53
          12.7    Governing Law................................................. 54
          12.8    Consent to Jurisdiction; Service of Process................... 54

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
          12.9    Injunctive Relief............................................. 54
          12.10   Counterparts.................................................. 54
          12.11   Headings...................................................... 54
          12.12   Binding Effect................................................ 54
          12.13   Delays or Omissions........................................... 54
          12.14   Severability.................................................. 55
          12.15   Expenses...................................................... 55
          12.16   Attorneys' Fees............................................... 55


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                                    SCHEDULES


1.1         Shareholders; Ownership of Company Shares; Consideration
1.2         Contingent Stock Payments
2.1         Jurisdictions of Qualification
2.2         Subsidiaries; Investments; Interests
2.3         Capital Stock of the Companies
2.8         Violations
2.9(a)      Liabilities
2.9(b)      Liabilities Covered by Insurance
2.9(c)      Accounts Payable
2.12        Contracts
2.14        Real and Personal Property
2.17        Permits and Licenses
2.18        ERISA, Benefit Plans and Other Matters
2.19(a)     Intellectual Property
2.19(d)     Software
2.20        Environmental Matters
2.21        Affiliated Transactions
2.22        Banking Arrangements
2.23        Insurance
2.24        Consents
2.26        Accounts Receivable
2.29        Participation in Audits
2.30(a)     Fraud and Abuse
2.30(b)     Third-Party Payors
2.30(c)     Medicare and Medicaid Compliance
2.30(d)     Rate Limitations and Rates
3.2         Subsidiaries of AmeriPath
6.6         Employment Agreement Sellers
6.13        Contract Assignments
7.3         Third Party Consents
7.4         Regulatory Approvals
7.11        Creditor Consents



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                                    EXHIBITS

1.1         Selling Shareholders
1.2         Form of 7% Contingent Subordinated Promissory Note
2.1         Organizational Documents of the Companies
2.9         Financial Statements
3.7         Purchaser's Financial Statements
6.6         Form of Employment Agreement
7.6         Opinion of Sellers' Counsel
7.9         Subordination Agreement
7.13(a)     Form of Trust Agreement
7.13(b)     Form of Management Agreement
8.6         Opinion of Purchaser's Counsel





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         STOCK PURCHASE AGREEMENT (the "AGREEMENT"), dated as of August 15,
1997, by and among AMERIPATH, INC., a Delaware corporation, or its permitted designees or assigns ("AMERIPATH" or the "PURCHASER"), COLAB INCORPORATED PROFESSIONAL CORPORATION, an Indiana professional corporation ("COLAB"), ANATOMICAL PATHOLOGY SERVICES, P.C., an Indiana professional corporation ("APS"), MICRODIAGNOSTICS, P.C., an Indiana professional corporation ("MICRO" and, together with Colab and APS, collectively referred to herein as the "COMPANY" or the "COMPANIES"), and the individuals set forth on EXHIBIT 1.1 hereto who together constitute the holders of all of the issued and outstanding shares of capital stock of the Companies (such persons to be collectively referred to herein as the "SELLERS" and individually as a "SELLER").

         WHEREAS, the Sellers together own all of the issued and outstanding shares of capital stock of the Companies, each of which is organized as a professional service corporation under Section 23-1.5-1-1 of the Indiana Professional Corporations Act;

         WHEREAS, AmeriPath desires to purchase and acquire from the Sellers, and the Sellers desire to sell, transfer and deliver to AmeriPath, all of the issued and outstanding shares of capital stock of the Companies upon the terms and subject to the conditions set forth herein;

         WHEREAS, in the case of APS and Micro, an election shall be made in accordance with Sections 338(g) and 338(h)(10) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "CODE");

         WHEREAS, each of the Companies, although presently organized as professional service corporations, will immediately prior to the closing of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein, amend their respective Articles of Incorporation in order to convert themselves to regular business corporations organized under the Indiana Business Corporations Law;

         WHEREAS, immediately following the closing of the transactions contemplated by this Agreement, APS and Micro will be merged with and into Colab, which, upon consummation of the transactions contemplated by this Agreement, shall be and have become a wholly-owned subsidiary of AmeriPath, and Colab shall change its name to AmeriPath Indiana, Inc. ("AMERIPATH INDIANA");

         WHEREAS, in order to comply with Indiana State Health Care Laws, AmeriPath shall form a grantor trust (the "TRUST"), with AmeriPath as its sole beneficiary and an Indiana physician as the trustee, and the Trust shall form and become the sole member of an Indiana Limited Liability Company ("AMERIPATH INDIANAPOLIS");

         WHEREAS, in connection with the transactions contemplated by this Agreement, AmeriPath Indianapolis shall enter into an employment agreement with certain of the Sellers and a management agreement with AmeriPath Indiana; and

         WHEREAS, although the parties hereto have agreed as to the minimum value of the Companies, they are not able to agree as to the total value of the Companies, and thus the parties hereto have agreed to certain additional contingent purchase price consideration based upon the results of operations of the Companies as more fully set forth herein;

         NOW, THEREFORE, for and in consideration of the mutual benefits to be derived hereby and the premises, representations, warranties, covenants and agreements herein contained, AmeriPath, each Seller and the Companies hereby agree, intending to be legally bound, as follows:

                                    ARTICLE I

                            PURCHASE OF CAPITAL STOCK

         1.1 PURCHASE AND SALE OF CAPITAL STOCK.

                  (a) Subject to the terms and conditions of this Agreement, each Seller agrees to sell, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase, acquire and accept delivery from each Seller, all of the issued and outstanding shares of capital stock (the "COMPANY SHARES") of each of the Companies owned or held by such Seller, which Company Shares to be sold and purchased hereunder is set forth opposite each Seller's name on SCHEDULE 1.1 attached hereto.

                  (b) Upon the sale, transfer and delivery to the Purchaser by the Sellers of the Company Shares at the Closing (as such term is defined in SECTION 9.1 hereof), and in consideration therefor, Purchaser shall deliver to the Sellers the following consideration in the aggregate (which aggregate consideration shall be divided between the Sellers in the amounts and as indicated on SCHEDULE 1.1 attached hereto):

                           (i) TWENTY-FOUR MILLION THIRTY-SEVEN THOUSAND SIX
                  HUNDRED DOLLARS ($24,037,600.00), by cashier's check or by wire transfer;

                           (ii) 850,390 shares of AmeriPath common stock, par
                  value $.01 per share (the "AMERIPATH STOCK"), issuable at Closing but subject to vesting over five years, in accordance with SECTION 1.3 hereof;

                           (iii) 7% Non-Negotiable Contingent Subordinated
                  Promissory Notes, due on December 31, 2002, each in the form attached hereto as EXHIBIT 1.2 (the "CONTINGENT NOTES"), in the aggregate maximum principal amount of FOURTEEN MILLION NINE HUNDRED SIXTY-SEVEN THOUSAND DOLLARS ($14,967,000.00), the issuance and certain terms and conditions of which Contingent Notes are set forth in SECTION 1.2 below; and

                  (c) ADDITIONAL PURCHASE PRICE. The parties hereto agree to increase the Purchase Price by the amount by which the Net Working Capital (as defined in SECTION 2.31) of the Companies at and as of the Closing Date (as defined in SECTION 9.1) exceeds



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         $1,000,000. Such amount shall be additional Purchase Price and shall be paid to the Sellers pro rata in accordance with SCHEDULE 1.1 hereto.

         1.2 THE CONTINGENT NOTES.

                  (a) PRINCIPAL AMOUNTS; ISSUANCE. The aggregate maximum principal amount of the Contingent Notes to be issued and delivered by the Purchaser to the Sellers pursuant to SECTION 1.1(B)(III) hereof at the Closing shall be FOURTEEN MILLION NINE HUNDRED SIXTY-SEVEN THOUSAND DOLLARS ($14,967,000.00). As additional purchase price consideration, at the Closing, the Purchaser shall deliver to each Seller a Contingent Note, due on December 31, 2002, in the maximum stated principal amount as set forth on SCHEDULE 1.2 hereof, which Contingent Notes shall be in the form of EXHIBIT 1.2 hereto. Each Contingent Note shall be due and payable in the applicable principal amount specified in or calculated pursuant to such Contingent Note and the Annexes to such Contingent Note (the "APPROPRIATE PRINCIPAL AMOUNT") corresponding to a target range of Operating Earnings (as defined below) or Cumulative Operating Earnings (as defined below), as the case may be, specified in such Contingent Note and the Annexes thereto, with respect to each of the five (5) twelve-month periods ending September 30, 1998 through September 30, 2002, if, and only if, (i) with respect to the period ending September 30, 1998, Operating Earnings for such year equal or exceed the specified minimum target amount of $5,080,000.00 (the "YEAR-1 MINIMUM TARGET") or, (ii) with respect to each of the next four
         (4) periods ending September 30, 1999, 2000, 2001 and 2002, Cumulative Operating Earnings for such year equal or exceed $10,160,000.00, $15,240,000.00, $20,320,000.00 and $25,400,000.00, respectively
         (together with the Year-1 Minimum Target, as relevant to the applicable year, the "MINIMUM TARGETS"). For each of the periods ending September 30, 1998 through 2002 for which Operating Earnings or Cumulative Operating Earnings, as the case may be, are less than the applicable Minimum Target, no principal payment(s) shall be required, due or made under the Contingent Notes, or under any Contingent Note, with respect to that year, and any and all interest with respect thereto or accrued thereon, which otherwise would have become due or payable had the applicable Minimum Target been achieved for such year, shall be canceled and voided. Notwithstanding anything to the contrary herein or in the Contingent Notes, the aggregate maximum principal amount due or payable under all the Contingent Notes shall not exceed $14,967,000.

                  (b) "OPERATING EARNINGS"; "CUMULATIVE OPERATING EARNINGS".

                           (i) DEFINITION OF "OPERATING EARNINGS". For purposes
                  hereof (and the Contingent Notes), the term "OPERATING EARNINGS", with respect to any year or period, shall mean the income of or attributable to the Business (as defined below) for such year or period, BEFORE deduction for (in each case, with respect to the Business) (i) interest paid in such year,
                  (ii) income tax payable for such year, (iii) charges for amortization of goodwill, including without limitation any amortization of goodwill recorded in connection with this transaction or amortization of any

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                  payments made under the Contingent Notes, (iv) any fees or expenses incurred by the Business in connection with the transactions contemplated by this Agreement, (v) allocations of corporate overhead of the Purchaser or AmeriPath Indiana that is unrelated to the Business, and (vi) amounts payable to the Managing Director or other administrators of the Companies (provided that such amounts shall not exceed $50,000 in the aggregate in any 12 month period). All such calculations shall be determined in accordance with GAAP (as defined in SECTION
                  12.3 hereof). For purposes hereof (and the Contingent Notes), the "Business" shall include the business, operations, contracts, assets and liabilities of the Companies (as constituted immediately prior to the Closing), which Business following the Closing shall consist of the business, operations, contracts, assets and liabilities of, and the results of operations, revenues and expenses associated with,
                  (i) the Companies, (ii) the contracts with hospitals, medical facilities and other entities, including, but not limited to Mid America Clinical Laboratories, L.L.C., in effect from time to time, to which the Companies, prior to the Closing, and the Companies and/or AmeriPath Indiana and/or AmeriPath Indianapolis, following the Closing, are a party, and which are serviced by the physicians who from time to time are employed by the Companies and/or AmeriPath Indiana and/or AmeriPath Indianapolis and who report to the medical director for AmeriPath Indiana and/or AmeriPath Indianapolis (collectively, such physicians being referred to herein as the "INDIANA-BASED PATHOLOGISTS"), and (iii) AmeriPath Indianapolis' employment of, and employment agreements with, any and all Indiana-Based Pathologists.

                           (ii) CALCULATION OF OPERATING EARNINGS. A statement
                  of the Operating Earnings, prepared by AmeriPath senior management, will be delivered to the Sellers as soon as practicable following the end of each twelve month period, but in all events within 80 days after the end of each such period. If a majority of the holders of Contingent Notes (the "HOLDERS") wish to challenge the calculation of Operating Earnings, they may do so by giving written notice of such objection (the "OBJECTION NOTICE") to AmeriPath, signed by such Holders, within 20 days after receipt of such statement of Operating Earnings. The Objection Notice shall set forth in reasonable detail the Holders' calculation of Operating Earnings (or Cumulative Operating Earnings, as the case may be). If an Objection Notice is so timely delivered to AmeriPath, AmeriPath and the Holders shall use their best efforts to resolve as soon as practicable any difference of opinion. If they are unable to resolve such difference within 20 days after receipt by AmeriPath of the Objection Notice from the Holders, the matter shall be referred to the independent public accounting firm who then audits the annual financial statements of AmeriPath, whose decision shall be final and binding on all parties. If an Objection Notice is not timely delivered to AmeriPath, and if the statement of Operating Earnings prepared by AmeriPath senior management indicates that the Minimum Target has been met for a given period, then the appropriate Applicable Payment Amount of the Contingent Notes with respect to such period shall be paid

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                  within ten (10) days after the earlier of the end of the 20 day period within which the Holders are entitled to deliver an Objection Notice, or receipt by AmeriPath of notice from all the Holders that they accept the calculation of Operating Earnings. If the Holders object to the calculation of Operating Earnings for the purpose of determining compliance with this Section, the Applicable Payment Amount of the Contingent Notes for such year shall be paid within ten (10) days after resolution of the dispute with respect to such calculation to the extent, and solely to the extent, that such resolution indicates that the Minimum Target has been exceeded for such period.

                           (iii) CUMULATIVE OPERATING EARNINGS. For purposes
                  hereof (and the Contingent Notes), the term "CUMULATIVE OPERATING EARNINGS" shall mean and include, with respect to the 24 month period ending September 30, 1999, the 36 month period ending September 30, 2000, the 48 month period ending September 30, 2001 and the 60 month period ending September 30, 2002,the Operating Earnings of the Business, on a cumulative basis, from October 1, 1997 through the end of such period (E.G., the Cumulative Operating Earnings for the period ending September 30, 2000 shall equal the Operating Earnings, on a cumulative basis, from October 1, 1997 through September 30, 2000 (I.E., three full cumulative years of Operating Earnings would be included)).

                           (iv) REGULATORY ADJUSTMENTS. Notwithstanding anything
                  to the contrary contained herein, if, in the judgment of a majority of the full Board of Directors of AmeriPath, in their sole and absolute discretion acting in good faith, it is determined that (A) the inclusion of certain income, from referrals or otherwise, in the calculation of Operating Earnings or Cumulative Operating Earnings, as the case may be, may cause the Contingent Notes, or the holding of the Contingent Notes by any Holder, to violate any Regulation or Order of any Authority (as such terms are defined in SECTION 12.3), or (B) any income was derived or the result of a violation of the policies and procedures of AmeriPath adopted from time to time by the Board of Directors of AmeriPath, then, such income shall not be included in Operating Earnings or Cumulative Operating Earnings, as the case may be, and shall not be taken into account in determining the payments to be made under the Contingent Notes; PROVIDED, HOWEVER, that Sellers shall be given prompt notice of any such determination by the Board of Directors and shall have an opportunity to review the basis for such determination with the Board of Directors.

                  (c) EFFECT OF SALE ON CONTINGENT NOTES. Should any Person (as such term is defined in SECTION 12.3 hereof) acquire AmeriPath, whether by means of a merger with or into AmeriPath in which AmeriPath does not survive or the acquisition of all or substantially all of the stock or assets of AmeriPath (an "AMERIPATH ACQUISITION"), then, with respect to such Contingent Notes, as a condition to consummation of the AmeriPath Acquisition, the acquiring Person shall be required either to acknowledge and guarantee

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



         AmeriPath's on-going obligations under the Contingent Notes or to assume the obligations under the Contingent Notes.

                  (d) EFFECT OF ACQUISITIONS ON CONTINGENT NOTES. In the event that AmeriPath or an Affiliate of AmeriPath acquires one or more Persons or businesses after the Closing Date (an "AMERIPATH ACQUISITION"), other than in the ordinary course of business and upon agreement of the Purchaser and the Sellers, Operating Earnings will be calculated without including (i) the income generated by, or expenses incurred in connection with, the AmeriPath Acquisition, and (ii) any selling, general or administrative expenses which do not relate to the Company or its Business; PROVIDED, HOWEVER, with respect to an AmeriPath Acquisition whose income the Purchaser and the Sellers have agreed to include in the Operating Earnings or Cumulative Operating Earnings, as the case may be, of the Business, interest, amortization and depreciation with respect to such AmeriPath Acquisition shall be deducted from the Operating Earnings or Cumulative Operating Earnings, as the case may be, of the Business.

                  (e) INTEREST. Each Contingent Note shall bear interest from the date of issuance until maturity, computed on the basis of a 360-day year and the actual number of days elapsed, on the unpaid Appropriate Principal Amount thereof at the rate of seven percent (7.0%) per annum. Simple interest shall accrue and be payable only upon payment of principal, if any. In the event Operating Earnings or Cumulative Operating Earnings are less than the applicable Minimum Target for any given year, interest on the principal amount of all Contingent Notes for such year shall be canceled and voided.

                  (f) MATURITY, REDEMPTION AND PREPAYMENTS. For each year for which Operating Earnings or Cumulative Operating Earnings, as the case may be, equal or exceed the applicable Minimum Target, the Appropriate Principal Amount of the Contingent Notes, together with interest accrued on such Appropriate Principal Amount, shall become due and payable and shall be paid as provided in subparagraph (a) above. If, in the judgment of a majority of the full Board of Directors of AmeriPath (which judgment is made based upon the advice of counsel), it is determined that the Contingent Notes, or the holding of the Contingent Notes by any Seller, may violate any Regulation or Order of any Authority (as such terms are defined in SECTION 12.3), then, at AmeriPath's sole discretion (as recommended by counsel to Ameripath), upon written notice to Sellers, the Contingent Notes may be canceled and voided and the parties hereto agree to endeavor in good faith to arrive at a reasonably equivalent economic and financial substitute consideration therefor. In its sole and absolute discretion, AmeriPath may prepay the Contingent Notes by paying (in the aggregate, for all Contingent Notes) $1,496,700 for each year remaining under the Contingent Notes, such amount to be divided among the Sellers pro rata according to the maximum principal amounts of the Contingent Notes. AmeriPath shall give the holders of the Contingent Notes irrevocable written notice of any prepayment permitted hereunder not less than three (3) business days prior to the prepayment date, specifying such prepayment and the amount of the Contingent Notes proposed to be prepaid on such date, whereupon such principal amount of the Contingent Notes specified in such notice, together with accrued interest thereon, shall become due and payable on the prepayment date; PROVIDED, HOWEVER, that if the prepayment is to be made during the month of December in any year, then the written notice shall be given not less than two (2) weeks prior to the prepayment date. The aggregate amount of each partial prepayment shall be allocated among each of the holders of the Contingent Notes at the time outstanding PRO RATA in proportion to the unpaid principal amounts of the Contingent Notes held by each of such holders.

                  (g) GENERAL TERMS OF CONTINGENT NOTES.

                           (1)      PAYMENTS. All payments of principal
                                    (including any prepayments or redemptions), and interest under the Contingent Notes shall be made by AmeriPath in lawful money of the United States of America in immediately available funds (or at the written request of the holders thereof, by certified or bank check) not later than 5:00 P.M. Indianapolis, Indiana time, on the date each such payment is due. To the extent calculation of any payment amounts (whether principal, interest or otherwise) results in fractions of a cent, the amount shall be rounded down to the nearest whole cent.

                           (2) SUBORDINATION; SUBORDINATION AGREEMENT. The Contingent Notes shall be subordinate and junior in right of payment to certain senior indebtedness pursuant to a subordination agreement, to be dated as of the Closing Date (the "SUBORDINATION AGREEMENT"), by and among AmeriPath, its Subsidiaries, senior lenders and the Sellers. As a condition to AmeriPath's obligations under the Contingent Notes, each Seller agrees to execute and deliver appropriate documents and agreements evidencing the subordination of the Contingent Notes to senior indebtedness of AmeriPath.

                           (3) NOTES NON-NEGOTIABLE. The Contingent Notes shall be non-transferable and non-negotiable.

                           (4) RIGHT OF SET-OFF ON SELLERS' CONTINGENT NOTES. With respect to all Contingent Notes issued to the Sellers, AmeriPath shall have the right, following prior written notice to the holder, to set-off against principal or interest payable to such Seller under a Contingent Note held by such Seller the amount of any indemnification payment owed by such Seller under ARTICLE XI hereof. Such notice shall state with reasonable specificity the good faith basis for AmeriPath's right to such indemnification payment, and a copy of such notice shall also be sent to each director of AmeriPath. The Seller shall have the right to respond to such notice, and if the

                                    Seller requests that the exercise of such right of set-off be considered and approved by the Board of Directors, then such right shall not be exercised unless considered and approved by a majority of the full Board of Directors. If within 10 days after receipt of such notice of set-off, the Seller against whom AmeriPath intends to assert such right of set-off contests in writing (sent to AmeriPath) AmeriPath's claim that the Seller is obligated to pay such amount as indemnification under ARTICLE XI hereof, then the amount which AmeriPath would otherwise have paid to the Seller but for the exercise of such right of set-off shall be paid into an interest bearing escrow account maintained by a bank selected by AmeriPath, to be held in such account until AmeriPath and the Seller have reached agreement as to the amount, if any, of such indemnification payment and set-off, or until there has been a judicial resolution of such matter, at which time the amount held in such segregated account, together with any interest accrued thereon, shall be released to the prevailing party, as appropriate and/or instructed. AmeriPath and the Seller agree that they will use their best efforts to resolve any such dispute within 30 days of receipt of notice by AmeriPath of the Seller's objection to the set-off.

                           (5) DEFAULTS. The holders of the Contingent Notes shall be entitled to the benefit of the Events of Default set forth in the applicable form of Contingent Note.

                           (6) CONFLICT. To the extent there is any conflict or inconsistency between the terms of this Agreement and the terms specified in any Contingent Note the terms specified in the Contingent Note shall govern and prevail.

         1.3 AMERIPATH STOCK. As additional purchase price consideration, the Purchaser shall issue to the Sellers, subject to the conditions and restrictions set forth in this SECTION 1.3 (the "STOCK RIGHTS"), the AmeriPath Stock (to be divided among the Sellers as set forth on SCHEDULE 1.1 hereof).

                  (a) RESTRICTIONS ON TRANSFER; VESTING.

                           (1) Except as is specifically permitted by the
                  provisions of this SECTION 1.3, the sale, assignment, transfer, conveyance, pledge, margin, hypothecation, gift, bequest, devise, levy, execution or other disposition (hereinafter, each, a "transfer") of the AmeriPath Stock, either directly or indirectly, by operation of law or otherwise, to any person (including any individual, trust, corporation, partnership, company, association, syndicate, venture, special purpose vehicle or other entity) is strictly prohibited.

                           (2) In furtherance and not in limitation of the
                  foregoing, no Seller shall transfer any shares of the AmeriPath Stock at any time if such transfer would constitute a breach of any shareholders agreement with AmeriPath, or a violation of any federal or state securities or "blue sky" laws, rules or regulations (collectively, "SECURITIES LAWS"), or a breach of the conditions to any exemption from registration of the AmeriPath Stock under any such Securities Laws, or a breach of any undertaking or agreement of such Seller entered into with AmeriPath pursuant to such Securities Laws or in connection with obtaining an exemption thereunder, and AmeriPath shall not transfer upon its books any shares of AmeriPath Stock unless prior thereto AmeriPath shall have received an opinion, in form and substance satisfactory to AmeriPath, of counsel, reasonably satisfactory to AmeriPath, that such transfer is in compliance with this SECTION 1.3.

                           (3) For purposes of this Agreement (and the
                  restrictions set forth in this SECTION 1.3), the term "AmeriPath Stock" shall mean and include (i) the shares of AmeriPath Stock issued, granted, conveyed and delivered to each Seller pursuant to SECTION 1.1 hereof (the "Primary Shares"), and (ii) any and all other or additional shares of capital stock of AmeriPath issued or delivered by AmeriPath with respect to the shares of AmeriPath Stock described in clause (i) hereof, including without limitation any shares of capital stock of AmeriPath issued or delivered with respect to such shares as a result of any stock split, stock dividend, stock distribution, recapitalization or similar transaction (the "Additional Shares").

                           (4) VESTING. Notwithstanding the provisions of
                  SECTION 1.3(A)(1), commencing on September 1, 1998, and on each of the four one-year anniversaries of such date, 20% of the shares of AmeriPath Stock (including both the Primary Shares and any Additional Shares issued with respect to such Primary Shares) owned by each Seller shall be free of the restrictions set forth in SECTION 1.3(A)(1), such restrictions at such time having lapsed and no longer being applicable to such percentage of the AmeriPath Stock, so that after five (5) years none of the shares of AmeriPath Stock (including Primary Shares and Additional Shares) shall be subject to the restrictions set forth in SECTION 1.3(A)(1) hereof.

                  (b) PERMITTED CONDITIONAL TRANSFER UPON DEATH. Notwithstanding the provisions of this SECTION 1.3, upon a Seller's death, the AmeriPath Stock owned by such Seller shall be transferable solely pursuant to the Seller's will or in accordance with the laws of descent and distribution, if, and only if, the descendants or devisees, as applicable, of the AmeriPath Stock execute and deliver to AmeriPath an agreement, in form and substance satisfactory to AmeriPath, evidencing their agreement to the restrictions contained in this SECTION 1.3.

                  (c) TRANSFERABILITY; SHAREHOLDERS' AGREEMENT. Any shares of AmeriPath Stock issued pursuant to the Stock Rights shall be subject to the Purchaser's Shareholders' Agreement (as defined in SECTION 7.10) relating to the AmeriPath Stock and related and other matters, including, but not limited to, any restrictions on transferability, any rights of first refusal and any option of the Purchaser to "call" or purchase such shares. As a condition to the issuance of shares of AmeriPath Stock in connection with any Stock Right (and at AmeriPath's option, at each issuance), the Sellers shall execute and deliver to the Purchaser a counterpart to the Shareholders' Agreement, in form and substance satisfactory to AmeriPath, and the Sellers shall make such representations and execute such certificates as AmeriPath may reasonably require, including representations similar to those made in
         SECTION 2.25 hereof. In addition, each Seller agrees that, upon the request of the managing underwriter in connection with an underwritten public offering of any of the Purchaser's securities, each Seller will execute and deliver to such managing underwriter a lock-up agreement, in form and substance acceptable to such underwriter and in a form that is substantially the same as the lock-up agreements to be executed by the other stockholders of the Purchaser, whereby the Seller agrees to refrain from selling, transferring, pledging or otherwise conveying its securities for a certain period.

                  (d) LEGEND(S) ON STOCK CERTIFICATES. Each Seller understands and agrees that any and all stock certificates evidencing the AmeriPath Stock shall contain appropriate restrictive legends indicating, in form satisfactory to AmeriPath, the restrictions to which the AmeriPath Stock is subject, as provided under this Agreement, including, but not limited to, the following:

                           "The shares represented by this certificate (the "Shares") are subject to each and every one of the terms, conditions and restrictions set forth in the Shareholders' Agreement dated February 29, 1996 (the "Shareholders' Agreement"), as amended, including, but not limited to, any restrictions on transferability, any rights of first refusal and any option of the Purchaser to "call" or purchase such Shares, and may not, in whole or in part, be sold, transferred, pledged, gifted, hypothecated or otherwise disposed of in any manner other than in accordance with the terms of the Shareholders' Agreement, a copy of which is on file and available for inspection at the principal offices of the Issuer presently located at 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404."

                  (e) REPRESENTATIONS. Each Seller understands that, in connection with the issuance of the AmeriPath Stock, AmeriPath is relying upon the representations and warranties being made by Sellers to AmeriPath in SECTION 2.25 hereof.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                                AND THE COMPANIES

         Each of the Sellers, Colab, APS and Micro, jointly and severally, make the following representations and warranties to the Purchaser, each of which shall be deemed material (and the Purchaser, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties notwithstanding any independent investigation):

         2.1 ORGANIZATION, QUALIFICATION, ETC.

                  (a) Each of Colab, APS and Micro are corporations duly organized, validly existing under the laws of the State of Indiana with full corporate power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. Colab's articles of incorporation have not been amended or supplemented since November 28, 1994, and are in full force and effect as of the date hereof. APS's articles of incorporation have not been amended or supplemented since May 25, 1994, and are in full force and effect as of the date hereof. Micro's articles of incorporation have not been amended or supplemented since April 27, 1995, and are in full force and effect as of the date hereof. True, complete and correct copies of the articles of incorporation and by-laws, as presently in effect, of Colab, APS and Micro are collectively attached hereto as EXHIBIT 2.1.

                  (b) Each of Colab, APS and Micro is duly qualified or licensed to do business and is in good standing in the jurisdictions set forth on SCHEDULE 2.1 attached hereto, those being every jurisdiction in which the conduct of the Company's business, the ownership or lease of its properties, the proposed conduct of the Company's business, the ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed and the failure to be so qualified or licensed would have a Material Adverse Effect (as defined in SECTION 12.3).

         2.2 SUBSIDIARIES. Except as set forth on SCHEDULE 2.2, none of the Companies has any Subsidiaries (as defined in SECTION 12.3) nor any investment or other interest in, or any outstanding loan or advance to or from, any Person (as defined in SECTION 12.3), including any officer, director or shareholder.

         2.3 CAPITAL STOCK. The authorized capital stock, as of the date hereof, of each of Colab, APS and Micro is set forth on SCHEDULE 2.3. The stock record books of each of the Companies have been delivered to the Purchaser for inspection prior to the date hereof and are complete and correct, and all requisite Federal and State documentary stamps have been affixed thereon and canceled. The Company Shares constitute all of the issued and outstanding shares of capital stock of the Companies; and all of the Company Shares are owned beneficially and of record by the Sellers.

         2.4 RECORD BOOKS. The corporate minute books of the Companies have been made available to the Purchaser, are complete and correct and contain all of the proceedings of the shareholders and directors of the Companies.

         2.5 TITLE TO COMPANY STOCK. All of the issued and outstanding shares of the capital stock of the Companies are and at the Closing will be owned by the Sellers (in the amounts and as set forth in SCHEDULE 1.1 hereto), are duly authorized, validly issued and fully paid, nonassessable, and are free of all Liens (as defined in SECTION 12.3). Upon delivery of the purchase price to the Sellers at the Closing, each Seller will convey, and the Purchaser will own and hold, good and marketable title to the Company Shares immediately prior to the Closing owned by such Seller, free and clear of all Liens or contractual restrictions or limitations whatsoever.

         2.6 OPTIONS AND RIGHTS. There are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which any of the Companies is bound or obligated to issue any additional shares of its capital stock, or rights to purchase shares of its capital stock. There are no agreements, arrangements or understandings between any Seller and/or any of the Companies and any other Person (as defined in SECTION 12.3) regarding the Company Shares (or the transfer, disposition, holding or voting thereof).

         2.7 AUTHORIZATION, ETC. Each of the Companies has full power and authority and each of the Sellers has full power, authority or capacity, as the case may be, to enter into this Agreement and the agreements and documents contemplated hereby and perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized on behalf of the Companies by the appropriate parties and no other proceedings on the part of the Companies are necessary to authorize this Agreement and the transactions contemplated hereby. Each of the Sellers is entering into this Agreement on such Seller's own volition, free from any undue influence or coercion. Upon execution and delivery of this Agreement by the parties hereto this Agreement and all other agreements contemplated hereby shall constitute the legal, valid and binding obligation of each of the Companies and each Seller party hereto, enforceable against each such party in accordance with their respective terms.

         2.8 NO VIOLATION. The execution and delivery by the Companies and the Sellers of this Agreement, and any and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Companies and the Sellers do not and will not, except as set forth on SCHEDULE 2.8 attached hereto, (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the capital stock or assets of the Companies pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any material authorization, consent, approval, exemption or other action by or notice to any court or Authority (as defined in SECTION 12.3) pursuant to, the organizational documents of the Companies or any Regulation (as defined in SECTION 12.3), Order (as defined in
SECTION 12.3) or Contract (as defined in SECTION 12.3) to which any of the Companies or any Seller is subject. The Companies and the Sellers will comply with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         2.9 FINANCIAL STATEMENTS. Attached as EXHIBIT 2.9 hereto are the following financial statements of each of the Companies: (i) balance sheets (prepared on a cash basis) for the fiscal years ended December 31, 1995 and December 31, 1996 (the "BALANCE SHEETS"), (ii) statements of revenues and expenses and related schedules thereto (prepared on a cash basis) for the fiscal years ended December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996 (the "STATEMENTS OF REVENUES AND EXPENSES"), and (iii) balance sheet, statement of revenues and expenses and related schedules thereto (prepared on a cash basis) for the six months ended June 30, 1997 (collectively, together with the Balance Sheets and the Statements of Revenues and Expenses, the "FINANCIAL STATEMENTS"). The balance sheets (and the schedules thereto) included in the Financial Statements fairly present the financial position of the Companies on a cash basis as at the respective dates thereof, and the statements of revenues and expenses (and the schedules thereto) included in the Financial Statements
(x) fairly present the results of operations for the periods therein referred to, on a cash basis (except as stated therein or in the notes or schedules thereto) applied on a consistent basis, and (y) fairly present the financial condition of the Companies at the respective date of on a cash basis, and for the period covered by, such statements. Except as set forth on SCHEDULE 2.9(A) attached hereto, the Companies have no liability, whether accrued, absolute or contingent, of a type required to be reflected on a balance sheet or described in the notes thereto in accordance with GAAP (as defined in SECTION 12.3), other than (i) liabilities which have been reflected or reserved against in the Financial Statements, (ii) liabilities incurred since December 31, 1996, and
(iii) liabilities covered by insurance or reinsurance (a complete and detailed description of which is provided in SCHEDULE 2.9(B)). SCHEDULE 2.9(C) sets forth a complete list of the Companies' accounts payable.

         2.10 EMPLOYEES. As of the date hereof, the Companies have an aggregate of approximately 20 employees. The Companies have been for the past four years, and currently is, in compliance with all Federal, State and local Regulations and Orders affecting employment and employment practices of the Companies (including those Regulations promulgated by the Equal Employment Opportunity Commission), including terms and conditions of employment and wages and hours.

         2.11 ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, there has not been (a) any Material Adverse Change (as defined in SECTION 12.3) in the business, prospects, financial condition, revenues, expenses, accounts receivable, accounts payable or operations of the Companies; (b) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect, with regard to the Companies' properties and business; (c) any payment by the Companies to, or any notice to or acknowledgment by the Companies of any amount due or owing to, the Companies' self-insured carrier, if any, in connection with any self-insured amounts or liabilities under health insurance covering employees of the Companies, in each case, in excess of a reserve therefor on the balance sheet for the fiscal year ended December 31, 1996 included in the Financial Statements; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the Companies' capital stock, or any redemption or other acquisition of such capital stock by the Companies; (e) any increase in the rate of compensation or in the benefits payable or to become payable by the Companies to their respective directors, officers, employees or consultants; (f) any amendment, modification or termination of any existing, or entering into any new, contract, agreement, arrangement or plan relating to any salary, bonus, insurance, pension, health or other employee welfare or benefit plan for or with any directors, officers, employees or consultants of the Companies; (g) any entry into any material Contract not in the ordinary course of business, including without limitation relating to any borrowing or capital expenditure; (h) any disposition by the Companies of any asset; or (i) any change by the Companies in their respective accounting methods or principles.

         2.12 CONTRACTS.

                  (a) Except as set forth in SCHEDULE 2.12 hereto, none of the Companies is either a party to or subject to any written or oral:

                           (i) pension, profit sharing, bonus, retirement, stock
                  option, stock purchase or other plan providing for deferred or other compensation to employees or any other employee benefit plan (other than as set forth in SCHEDULE 2.18 hereto), or any Contract with any labor union;

                           (ii) employment or consultation agreement, or other
                  compensation Contract, commitment or arrangement, which is not terminable on notice of 30 days' or less by the Company without penalty or other financial obligation (and, except as set forth on SCHEDULE 2.12, no officer or employee of a Company receives total salary, bonus and other compensation from such Company of $35,000.00 or more per annum).

                           (iii) Contract containing covenants or agreements
                  limiting the freedom of a Company or any of its employees to compete in any line of business presently conducted by the Companies with any Person or to compete in any such line of business in any area;

                           (iv) Contract with any Seller or with any affiliate
                  or relative of any Seller (except for any Contract disclosed in SCHEDULE 2.12 pursuant to clauses (ii) or (iii) of this
                  SECTION 2.12);

                           (v) Contract relating to or providing for loans to
                  officers, directors, employees or Affiliates;

                           (vi) Contract under which a Company has advanced or
                  loaned, or is obligated to advance or loan, funds to any Person;

                           (vii) Contract relating to the incurrence, assumption
                  or guarantee of any indebtedness, obligation or liability (in respect of money or funds borrowed), or otherwise pledging, granting a security interest in or placing a Lien on any asset of the Companies;

                           (viii)   guarantee or endorsement of any obligation;

                           (ix) Contract under which a Company is lessee of or
                  holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $10,000.00;

                           (x) Contract pursuant to which a Company is lessor of
                  or permits any third party to hold or operate any property, real or personal, owned or controlled by any of the Companies;

                           (xi) assignment, license, indemnification or Contract
                  with respect to any intangible property (including, without limitation, any Proprietary Rights);

                           (xii) warranty Contract with respect to its services
                  rendered (or to be rendered) or its products sold or leased;

                           (xiii) Contract which prohibits, restricts or limits
                  in any way the payment of dividends or distributions by the Companies;

                           (xiv) Contract under which it has granted any Person
                  any registration rights (including piggyback rights) with respect to any securities;

                           (xv) Contract for the purchase, acquisition or supply
                  of inventory and other property and assets, whether for resale or otherwise in excess of $10,000.00;

                           (xvi) Contracts with independent agents, brokers,
                  dealers or distributors;

                           (xvii) sales, commissions, advertising or marketing
                  Contracts;

                           (xviii) Contracts providing for "take or pay" or
                  similar unconditional purchase or payment obligations;

                           (xix) Contracts with Persons with which, directly or
                  indirectly, any Seller also has a Contract;

                           (xx) Contract with a hospital, physician or other
                  health care provider or Person pursuant to which the cost of providing health care services to the patients covered by such Contract is assumed in whole or in part by Sellers, the Companies or such provider; or

                           (xxi) any other Contract which is material to the
                  Companies' operations or business prospects, except those which (x) were made in the ordinary course of business, (y) are terminable on 30 days' or less notice by the respective Company without penalty or other financial obligation, and (z) in each case, involve aggregate payments by or to a Company of $10,000.00 or less.

                  (b) Except as set forth on SCHEDULE 2.8, no consent of any party to any Contract is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.

                  (c) the Companies have performed in all material respects all obligations required to be performed by it and is not in default in any respect under or in breach of nor in receipt of any claim of default or breach under any material Contract to which the a Company is subject (including without limitation all performance bonds, warranty obligations or otherwise); no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which a Company is subject (including without limitation all performance bonds, warranty obligations or otherwise); the Companies do not have any present expectation or intention of not fully performing all such obligations; the Companies do not have any knowledge of any breach or anticipated breach by the other parties to any such Contract to which it is a party.

         2.13 TRUE AND COMPLETE COPIES. Copies of all Contracts and documents delivered and to be delivered hereunder by the Sellers or the Companies are and will be true and complete copies of such agreements, contracts and documents.

         2.14 TITLE AND RELATED MATTERS.

                  (a) The Companies have good and marketable title to all of the properties and assets reflected in the balance sheet for the fiscal year ended December 31, 1996 included in the Financial Statements or acquired after the date thereof and for properties sold or otherwise disposed of since the date thereof in the ordinary course of business, free and clear of all Liens, except (i) statutory Liens not yet delinquent, (ii) such imperfections or irregularities of title, Liens, easements, charges or encumbrances as do not detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties; or do not detract from the value of such properties and assets, taken as a whole, or (iii) as reflected in the balance sheet for the fiscal year ended December 31, 1996 included in Financial Statements or the notes thereto.

                  (b) The Companies own, and will on the Closing Date own, good and marketable title to all the personal property and assets, tangible or intangible, used in its business except as to those assets leased all of which leases are in good standing and no party is in default thereunder. None of the assets belonging to or held by the Companies is or will be on the Closing Date subject to any (i) Contracts of sale or lease, or (ii) Liens. Except for normal breakdowns and servicing requirements, all machinery and equipment regularly used by the Companies in the conduct of its business is in good operating condition and repair, ordinary wear and tear excepted.

                  (c) There has not been since December 31, 1996, and will not be prior to the Closing Date, any sale, lease, or any other disposition or distribution by the Companies of any assets or properties and any other assets now or hereafter owned by it, except transactions in the ordinary and regular course of business or as otherwise consented to by the Purchaser. After the Closing, the Companies, as wholly-owned subsidiaries of the Purchaser, will own, or have the unrestricted right to use, all properties and assets that are currently used in connection with the business of the Sellers.

                  (d) SCHEDULE 2.14 attached hereto sets forth a description of all real and personal property owned or leased by the Companies.

         2.15 LITIGATION. There is no Claim (as defined in SECTION 12.3) pending or, to the best knowledge of each Seller and the Companies, threatened against any of the Sellers or the Companies which, if adversely determined, would have a Material Adverse Effect on the Companies. Nor is there any Order outstanding against any of the Sellers or the Companies having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on the Companies.

         2.16 TAX MATTERS.

                  (a) The Companies have filed all federal, state, and local tax reports, returns, information returns and other documents (collectively, the "TAX RETURNS") required to be filed with any federal, state, local or other taxing authorities (each a "TAXING AUTHORITY", collectively, the "TAXING AUTHORITIES") in respect of all relevant taxes, including without limitation income, premium, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties) (collectively, the "TAXES") and in accordance with all tax sharing agreements to which the Sellers or a Company may be a party. All Taxes on the Tax Returns required or anticipated to be paid for all periods prior to and including the Closing Date have been paid, and all of the Companies' Taxes that may be due or claimed to be due as a result of the consummation of the transactions contemplated by this Agreement will be paid. All Taxes which are required to be withheld or collected by the Companies have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws. There are no Liens for Taxes upon any property or assets of the Companies except for liens for Taxes not yet due and payable. Neither the Sellers nor the Companies has executed a waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), is correct and in compliance with the Internal Revenue Code of 1986, as amended and the regulations thereunder (the "CODE").

                  (b) No audit of the Companies or the Companies' Tax Returns by any Taxing Authority is currently pending or threatened, and no issues have been raised by any Taxing Authority in connection with any Tax Returns. No material issues have been raised in any examination by any Taxing Authority with respect to the Companies which reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are no unresolved issues or unpaid deficiencies relating to such examinations. The items relating to the business, properties or operations of the Companies on the Tax Returns filed by or on behalf of the Companies for all taxable years (including the supporting schedules filed therewith), available copies of which have been supplied to the Purchaser, state accurately the information requested with respect to the Companies and such information was derived from the books and records of the Companies.

                  (c) The Companies have not made nor has become obligated to make, nor will as a result of any event connected with the Closing become obligated to make, any "excess parachute payment" as defined in
         Section 280G of the Code (without regard to subsection (b)(4) thereof).

                  (d) The Sellers shall cause the Companies to file all Tax Returns and reports with respect to Taxes which are required to be filed for Tax periods ending on or before the Closing Date (a "PRE-CLOSING TAX RETURN"), and the Companies shall pay all Taxes due in respect of such Pre-closing Tax Returns to the appropriate Taxing Authority; and the Companies shall pay all costs associated with the preparation thereof.

         2.17 COMPLIANCE WITH LAW AND APPLICABLE GOVERNMENT REGULATIONS. The Companies are presently complying in respect of their operations, equipment, practices, real property, plants, laboratories, structures, and other property, and all other aspects of its business and operations, with all applicable Regulations and Orders, including, but not limited to, Health Care Laws (as defined in SECTION 12.3), all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety where such failure or failures would individually or in the aggregate have a Material Adverse Effect. There are no Claims pending, nor to the best knowledge of the Companies are there any Claims threatened, nor have the Sellers received any written notice, regarding any violations of any Regulations and Orders enforced by any Authority claiming jurisdiction over the Companies, including any requirement of OSHA or any pollution and environmental control agency (including air and water).

                  (a) SCHEDULE 2.17 attached hereto sets forth all permits, licenses, provider numbers, orders, franchises and approvals (collectively, "PERMITS") from all Federal, state, local and foreign governmental regulatory bodies held by the Companies. The Permits listed on SCHEDULE 2.17 are the only Permits that are required for the Companies to conduct its business as presently conducted, except for those the absence of which would not have any Material Adverse Effect on the assets, financial condition, results of operations or future prospects of the Companies. Each such Permit is in full force and effect and, to the best of the knowledge of the Companies, no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

                  (b) The Companies have licenses to provide health care services in the jurisdictions set forth in (or in the Permits set forth in) SCHEDULE 2.17 hereto, which such licenses are all those necessary to conduct the business of the Companies in the jurisdictions in which the Companies presently operate. SCHEDULE 2.17 also sets forth a true and complete description of the status of each such license. Except as set forth on SCHEDULE 2.17, neither the Sellers nor the Companies is aware of any event, transaction, correspondence or circumstance which would have, or could foreseeably have, a Material Adverse Effect on one or more of such licenses.

         2.18 ERISA AND RELATED MATTERS.

                  (a) BENEFIT PLANS; OBLIGATIONS TO EMPLOYEES. Except as set forth in SCHEDULE 2.18 hereto, neither the Companies, nor any ERISA Affiliate of the Companies, is a party to or participates in or has any liability or contingent liability with respect to:

                           (i) any "employee welfare benefit plan" or "employee
                  pension benefit plan" or "multi-employer plan" (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"));

                           (ii) any retirement or deferred compensation plan,
                  incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA); or

                           (iii) any employment agreement not terminable on 30
                  days' or less written notice, without further liability.

                  For purposes of this Section, the term "ERISA AFFILIATE" shall mean any trade or business, whether or not incorporated, that together with the Companies would be deemed a "SINGLE EMPLOYER" within the meaning of Section 4001(b)(i) of ERISA.

                  (b) PLAN DOCUMENTS AND REPORTS. A true and correct copy of each of the Benefit Plans listed on SCHEDULE 2.18, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, each as in effect on the date hereof, has been supplied to the Purchaser. In the case of any Benefit Plan that is not in written form, the Purchaser has been supplied with an accurate description of such Benefit Plan as in effect on the date hereof. A true and correct copy of the three most recent annual reports and accompanying schedules, the three most recent actuarial reports, and the most recent summary plan description and Internal Revenue Service determination letter with respect to each such Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded Benefit Plan has been supplied to the Purchaser by the Companies, and there have been no material changes in the financial condition in the respective Plans from that stated in the annual reports and actuarial reports supplied.

                  (c) COMPLIANCE WITH LAWS; LIABILITIES. As to all Benefit Plans, except as otherwise specified on SCHEDULE 2.18, the Companies, to their knowledge, are in compliance in all material respects with the terms of all Benefit plans and every Benefit Plan is in compliance with all of the requirements and provisions of ERISA and all other laws and regulations applicable thereto, including without limitation the timely filing of all annual reports or other filings required with respect to such Benefit Plans. None of the assets of any Benefit Plan are invested in employer securities or employer real property, as those terms are defined in Section 407(d) of ERISA. To the knowledge of the Companies and the Sellers, there have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan and neither the Companies nor any ERISA Affiliate of the Companies has otherwise engaged in any prohibited transaction. There has been no "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any Benefit Plan. Actuarially adequate accruals for all obligations or contingent obligations under the Benefit Plans are reflected in the Companies' balance sheets for the fiscal year ended December 31, 1996 included in Financial Statements provided to the Purchaser and such obligations include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the plan years which include the closing date.

         2.19 INTELLECTUAL PROPERTY.

                  (a) Except as set forth on SCHEDULE 2.19(A), none of the Companies has any trade name, service mark, patent, copyright or trademark related to its business.

                  (b) The Companies have the right to use each Proprietary Right (as defined in SECTION 12.3) listed in SCHEDULE 2.19(A), and except as otherwise set forth therein, each of such Proprietary Rights is, and will be on the Closing Date, free and clear of all royalty obligations and Liens. There are no Claims pending, or to the best knowledge of the Sellers, threatened, against the Sellers that its use of any of the Proprietary Rights listed on SCHEDULE 2.19(A) infringes the rights of any Person. The Sellers has no knowledge of any conflicting use of any of such Proprietary Rights.

                  (c) None of the Companies is a party in any capacity to any franchise, license or royalty agreement respecting any Proprietary Right and there is no conflict with the rights of others in respect to any Proprietary Right now used in the conduct of its business.

                  (d) INTERNAL SOFTWARE APPLICATIONS.

                           (i) OWNED SOFTWARE. The current software applications
                  used by the Companies in the operation of its business, as set forth and described on SCHEDULE 2.19(D) hereto (the "SOFTWARE"), to the extent it has been designed or developed by the Companies' management information or development staff or by consultants on the Companies' behalf, is original and capable of copyright protection in the United States, and the Companies have complete rights to and ownership of such Software. No part of any such Software is an imitation or copy of, or infringes upon, the software of any other Person or violates or infringes upon any common law or statutory rights of any other Person, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. The Companies have not sold, assigned, licensed, distributed or in any other way disposed of or encumbered the Software.

                           (ii) LICENSED SOFTWARE. The Software, to the extent
                  it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by the Companies legitimately and is fully transferable to the Purchaser without any third party consent. All of the Companies' computer hardware has legitimately-licensed software installed therein.

                           (iii) NO ERRORS; NONCONFORMITY. The Companies warrant
                  that the Software is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source code.

         2.20 ENVIRONMENTAL MATTERS. Except as disclosed in SCHEDULE 2.20: (a) to the knowledge of the Companies and the Sellers, neither the Companies' business nor the operation thereof violates any applicable Environmental Law (as defined in SECTION 12.3) and no condition or occurrence (any accident, happening or event which occurs or has occurred at any time prior to the Closing Date, which results in or could result in a claim against a Company or the Purchaser or creates or could create a liability or loss for such Company or the Purchaser) which, with notice or the passage of time or both, would constitute a violation of any Environmental Law; (b) to the knowledge of the Companies and the Sellers, the Companies are in possession of all Environmental Permits (as defined in SECTION 12.3) required under any applicable Environmental Law for the conduct or operation of the Companies' business (or any part thereof), and the Companies are in full compliance with all of the requirements and limitations included in such Environmental Permits; (c) the Companies have not stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials on or at any property or facility now or previously owned, leased or operated by the Companies except for inventories of chemicals which are used or to be used in the ordinary course of the Companies' business (which inventories have been sorted or used in accordance with all applicable Environmental Permits and all Environmental Laws, including all so-called "Right to Know" laws); (d) the Companies have not received any notice from any Authority or any private Person that the Companies' business or the operation of any of its facilities is in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any property or facility now or previously owned, leased or operated by the Companies, or at, on or beneath any land adjacent thereto or in connection with any waste or contamination site; (e) the Companies are not the subject of any Federal, state, local, or private Claim involving a demand for damages or other potential liability with respect to a violation of Environmental Laws or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased, or operated by the Companies; (f) the Companies have not buried, dumped, disposed, spilled or released any pollutants, contaminants or hazardous or wastes, substances or materials on, beneath or adjacent to any property or facility now or previously owned, leased or operated by the Companies or any property adjacent thereto; (g) no by-products of any manufacturing or mining process employed in the operation of the Companies' business which may constitute pollutants, contaminants or hazardous or toxic wastes, substances or materials under any Environmental Law are currently stored or otherwise located on any of the Companies' property; (h) no property or facility now or previously owned, leased or operated by the Companies, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up; (i) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property or facility now or previously owned, leased or operated by the Companies; (j) the Companies have not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material Claims against the Companies for any remedial work, damage to natural resources or personal injury, including claims under CERCLA; and (k) there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any property or facility now or previously owned or leased by the Companies. The Companies have timely filed all reports required to be filed with respect to all of its property and facilities and has generated and maintained all required data, documentation and records under all applicable Environmental Laws.

         2.21 DEALINGS WITH AFFILIATES. SCHEDULE 2.21 hereto sets forth a complete list, including the parties, of all oral or written agreements and arrangements to which any of the Companies is, will be or has been a party, at any time from January 1, 1992 to the Closing Date, and to which any one or more Affiliates is also a party.

         2.22 BANKING ARRANGEMENTS. SCHEDULE 2.22 attached hereto sets forth the name of each bank in or with which any of the Companies has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all Persons currently authorized to draw thereon or having access thereto. The Companies have no liability or obligation relating to funds or money borrowed by or loaned to the Companies (whether under any credit facility, line of credit, loan, indenture, advance, pledge or otherwise).

         2.23 INSURANCE. SCHEDULE 2.23 attached hereto sets forth a list and brief description, including dollar amounts of coverage, of all policies of fire, liability, professional liability and other forms of insurance held by the Companies as of the date hereof, as well as a schedule of Claims filed with each Company's current insurance carrier, including a history of such Claims and a description and estimated dollar amount of any unresolved Claims. Such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently. Neither the Companies nor the Sellers know of any state of facts, or of the occurrence of any event which might reasonably (a) form the basis for any claim against the Companies not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission, or (b) result in material increase in insurance premiums of the Companies.

         2.24 CONSENTS. SCHEDULE 2.24, annexed hereto, sets forth a complete list of consents of governmental and other regulatory agencies or authorities, foreign or domestic, required to be received by or on the part of the Companies and the Sellers to enable the Companies or the Sellers to enter into and carry out this Agreement in all material respects. All such requisite consents have been, or prior to the Closing will have been, obtained.

         2.25 INVESTMENT REPRESENTATIONS. Each Seller hereby represents and warrants to AmeriPath as follows:

                  (a) Each Seller has been offered, and up to the Closing Date shall be offered, the opportunity to ask questions of, and receive answers from, AmeriPath and its Subsidiaries, and the Sellers have been given full and complete access to all available information and data relating to the business and assets of AmeriPath and its Subsidiaries, have obtained such additional information about AmeriPath and its Subsidiaries which the

         Sellers have deemed necessary in order to evaluate the opportunities, both financial and otherwise, with respect to AmeriPath and, except as set forth herein, have not relied on any representation, warranty or other statement concerning the Purchaser and its Subsidiaries in their evaluation of the decision to consummate the transactions contemplated herein. On the basis of the foregoing, each Seller is familiar with the operations, business plans and financial condition of AmeriPath.

                  (b) Each Seller understands that he must bear the economic risk of the AmeriPath Stock, if and when issued to such Seller, for an indefinite period of time because, except as provided in this Agreement, (i) each Seller understands that AmeriPath proposes to issue and deliver the shares of AmeriPath Stock issuable in accordance with this Agreement, without compliance with the registration requirements of the Securities Act, that for such purpose AmeriPath will rely upon the representations, warranties, covenants and agreements contained herein, as well as any additional representations, warranties, covenants, agreements and certifications requested by AmeriPath to be delivered by the Sellers at such time(s) of issuance of the AmeriPath Stock; and that such noncompliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements are performed at and as of the time of issuance; (ii) each Seller understands that, under existing rules of the SEC, there are substantial restrictions in the transferability of his shares of AmeriPath Stock; his shares of AmeriPath Stock may be transferred only if registered under the Securities Act or if an exemption from such registration is available; Sellers may not be able to avail themselves of the provisions of Rule 144 promulgated by the SEC under the Securities Act with respect to the transfer of such shares; (iii) the AmeriPath Stock may not be sold, transferred, pledged, or otherwise disposed of without the consent of AmeriPath and an opinion of counsel for or satisfactory to AmeriPath that registration under the Securities Act or any applicable state securities laws is not required; and (iv) AmeriPath neither has an obligation to register a sale of the AmeriPath Stock held by any Seller nor has it agreed to do so in the future.

                  (c) Each Seller is an "accredited investor", as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

                  (d) Each Seller is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the shares of AmeriPath Stock and such Seller's financial position is such that such Seller can afford to retain his shares of AmeriPath Stock for an indefinite period of time without realizing any direct or indirect cash return on such Seller's investment.

                  (e) Each Seller is acquiring his shares of AmeriPath Stock for such Seller's own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

                  (f) Each Seller understands that the certificates evidencing his shares of AmeriPath Stock, when and if issued, will bear appropriate restrictive legends.

         2.26 ACCOUNTS RECEIVABLE; INVENTORIES. The accounts receivable of the Companies reflected on SCHEDULE 2.26 attached hereto on the date hereof are good and collectible in the ordinary course of business consistent with past practices of the Companies regarding the collection of accounts receivable. Such accounts receivable are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not subject to defenses, set-offs or counterclaims (except those in the ordinary course of business consistent with past practices). The inventories reflected on the balance sheets included in the Financial Statements, and the inventories held by the Companies on the date hereof, (i) do not include any items which are not usable or saleable in the ordinary course of business of the Companies, and (ii) have been reflected on such balance sheets at the lower of cost or market value (taking into account the usability or salability thereof), in accordance with GAAP. All such inventories are owned free and clear and are not subject to any Lien except to the extent reserved against or reflected in the Financial Statements. Since December 31, 1996, inventories of raw materials and supplies have been purchased by the Companies in the ordinary course of business, consistent with anticipated seasonal requirements, and the volumes of purchases thereof and orders therefor have not been reduced or otherwise changed in anticipation of the transactions contemplated by this Agreement. The Companies are not aware of any material adverse conditions affecting the supply of materials available to the Companies, and, to the best knowledge of the Companies, the consummation of the transactions contemplated hereby will not adversely affect any such supply.

         2.27 BROKERAGE. Neither any Seller nor the Companies has employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from any Seller or the Companies, or from the Purchaser or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         2.28 IMPROPER AND OTHER PAYMENTS. Neither the Companies nor the Sellers nor, to the Companies' knowledge, any director, officer, employee, agent or representative of the Companies nor any Person acting on behalf of any of them, has (a) made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority, (b) made, directly or indirectly, any contributions to a domestic or foreign political party or candidate, nor (c) made any improper foreign payment (as defined in the Foreign Corrupt Practices
Act). The internal accounting controls of the Companies are believed by the Companies' management to be adequate to detect any of the foregoing under current circumstances.

         2.29 PARTICIPATION IN AUDITS. Except as set forth in SCHEDULE 2.29, the Companies have not been informed of any Recoupment Claims (as hereinafter defined) arising in connection with audits or reviews conducted by Medicaid, Medicare or private insurance companies. To the best of the knowledge of the Companies and the Sellers there is no basis for any Recoupment Claims based upon cost reports, claims or bills submitted or to be submitted in connection with services rendered by the Companies. For purposes of this SECTION
2.29 the term "RECOUPMENT CLAIM" shall mean any recoupment or overpayment, set-off, penalty or fine pending or, to the knowledge of the Companies and the Sellers, threatened by any third-party payor or governmental authority having jurisdiction over the Companies for amounts arising from or related to payments to the Companies for services rendered prior to the Closing.

         2.30 HEALTH CARE LAWS & REGULATIONS.

                  (a) FRAUD AND ABUSE. Except as set forth on SCHEDULE 2.30(A), to the best of each Seller's and the Companies' knowledge, the Companies and its officers, directors, employees, shareholders and providers, have not engaged in any activities which are prohibited under federal Medicaid statues, 42 U.S.C. Section 1320a-7a and 7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct or which otherwise could constitute fraud, including but not limited to the following: (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and (iv) soliciting, paying or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such enumeration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicaid; subject, in the case of (iv) to the lack of clarity in the law relating to the marketing of Medicare risk products by brokers.

                  (b) THIRD-PARTY PAYORS. All Contracts with third-party payors were entered into by the Companies in the ordinary course of business. The Companies will have made available to the Purchaser, as of the Closing Date, an accurate and complete list of all third-party payors which have agreements with the Companies (as set forth on SCHEDULE 2.30(B)), together with accurate and complete copies of all such Contracts. Except as set forth on SCHEDULE 2.30(B), the Companies are in compliance with each third-party payor's Contract, and the Companies have properly charged and billed in accordance with the terms of those Contracts, including, where applicable, billing and collection of all deductibles and co-payments.

                  (c) COMPLIANCE WITH MEDICARE AND MEDICAID PROGRAMS. The Companies have timely and accurately filed all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs in which the Companies participate due on or before the Closing Date except to the extent that the failure to file such claims and reports would not result in a Material Adverse Effect on the Companies, either individually or as a whole. Except as set forth on SCHEDULE 2.30(C) hereto, there are no Claims pending or, to the Companies' knowledge, threatened or scheduled before any Authority, including without limitation, any intermediary, carrier, the Administrator of the Health Care Financing Administration, [the Indiana Department of Health and Rehabilitative Services], the Agency for Health Care Administration or any other state or federal agency with respect to any Medicare and Medicaid claim filed by the Companies on or before the Closing Date, or program compliance matters, which would have a Material Adverse Effect on the Companies, either individually or as a whole, or their assets, operations or utility thereof, or the consummation of the transactions contemplated hereby. The Companies have delivered to the Purchaser accurate and complete copies of any Claims, actions or appeals listed on SCHEDULE 2.30(C). Except for routinely scheduled reviews pursuant to the Companies' Medicare and Medicaid Contracts, no valid review or program integrity review related to the Companies has been conducted by any Authority in connection with the Medicare or Medicaid programs and no such review is scheduled, or to the Companies' knowledge, pending or threatened against or affecting the Companies, their business, assets, or the consummation of the transactions contemplated hereby.

                  (d) RATE LIMITATIONS AND RATES. Each facility currently operated by the Companies charges rates and accordingly bills for services which are legal and proper, and the Companies' standard and Medicare rates are set forth on SCHEDULE 2.30(D). Certain reimbursement rates established by third-party payors are subject to retrospective adjustment, which adjustments are set forth on said SCHEDULE 2.30(D).

                  (e) REIMBURSEMENT DOCUMENTATION. Each of the Companies has filed when due any and all cost reports and other documentation and reports, if any, required to be filed by third-party payors and governmental agencies in compliance with applicable contractual provisions and/or laws, regulations and rules.

                  (f) PATIENT REFERRALS. No Person having a "financial relationship" with the any of the Companies, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to the Companies, other than referrals which comply with (or are exempt from) the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

         2.31 FINANCIAL CONDITION. At and as of Closing, the Companies shall have, in the aggregate, net working capital (consisting of cash, cash equivalents and accounts receivable (net of contractual and bad debt allowances), less current liabilities, all calculated on an accrual basis in accordance with GAAP, "NET WORKING CAPITAL") of not less than $1,000,000. The Purchaser will notify the Sellers of the actual collections made during the three month period following the Closing Date with respect to the accounts receivable of the Companies on the Closing Date. In the event that the Net Working Capital of the Companies, based on such actual collections, is determined to be in excess of $1,000,000, such excess amount will be paid to the Sellers in accordance with SECTION 1.1(C); in the event of a deficiency in the Net Working Capital, calculated on the same basis, the Sellers shall pay the amount of such deficiency to the Purchaser.

         2.32 DISCLOSURE. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Purchaser by or on behalf of the Sellers or the Companies with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.


                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Sellers as follows:

         3.1 CORPORATE ORGANIZATION, ETC. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Purchaser is duly qualified or licensed to do business in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed and the failure to be so qualified or licensed would have a material adverse effect on its business.

         3.2 SUBSIDIARIES. Other than the wholly-owned subsidiaries of the Purchaser listed in SCHEDULE 3.2 hereto, the Purchaser has no Subsidiaries.

         3.3 AUTHORIZATION, ETC. The Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Purchaser has duly authorized the execution, delivery and performance of this Agreement, the Contingent Notes and the other agreements and transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery of this Agreement by the parties hereto this Agreement shall, and upon issuance of the Contingent Notes in accordance with the provisions hereof the Contingent Notes shall, constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

         3.4 NO VIOLATION. The execution, delivery and performance by the Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) result in a violation of, or (c) require any authorization, consent, approval, exemption or other action by or notice to any Authority pursuant to, the certificate of incorporation or by-laws of the Purchaser, or any Regulation to which the Purchaser is subject, or any Contract or Order to which the Purchaser or its properties are subject. The Purchaser will comply with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         3.5 GOVERNMENTAL AUTHORITIES. The Purchaser has complied in all material respects with all applicable Regulations in connection with its execution, delivery and performance of this Agreement and the agreements and transactions contemplated hereby. The Purchaser is not required to submit any notice, report, or other filing with any governmental authority in connection with its execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. No authorization, consent, approval, exemption or notice is required to be obtained by the Purchaser in connection with the execution, delivery, and performance of this Agreement and the agreements and transactions contemplated hereby.

         3.6 ISSUANCE OF AMERIPATH STOCK. The AmeriPath Stock issued to the Sellers, in accordance with the terms and subject to the conditions set forth in this Agreement, shall, upon issuance and delivery, be duly authorized, validly issued, fully paid and non-assessable.

         3.7 FINANCIAL STATEMENTS. To the best of Purchaser's knowledge, the Purchaser Financial Statements (as defined below) fairly present its financial position, business and operations, and are maintained in accordance with reasonable business standards and do not fail to reflect any material activity, charge, expense, income or other action or attribute of the Purchaser. True and complete copies of the Purchaser's audited financial statements for the year ended December 31, 1996, and unaudited financial statements for the six (6) months ended June 30, 1997 (collectively, the "PURCHASER FINANCIAL STATEMENTS") are attached hereto as EXHIBIT 3.7. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied (except for purchase accounting adjustments that may be required by GAAP) and accurately reflect the Purchaser's business, operations, financial results, financial position, expenses, incomes, assets and liabilities and are complete in all material respects as of their respective dates. There has been no material adverse change to Purchaser's financial position since the financial statements dated June 30, 1997.

         3.8 LITIGATION. There is no Claim (as defined in SECTION 12.3) pending or, to the best knowledge of the Purchaser, threatened against the Purchaser which, if adversely determined, would have a material adverse effect on Purchaser. Nor is there any Order outstanding against the Purchaser having, or which, insofar as can reasonably be foreseen, in the future may have, a material adverse effect on Purchaser.

         3.9 DISCLOSURE. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Sellers by or on behalf of the Purchaser with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

         3.10 CONSENTS. There are no consents of governmental or other regulatory agencies or authorities, foreign or domestic, required to be received by or on the part of the Purchaser to enable the Purchaser to enter into and carry out this Agreement in all material respects.

         3.11 SENIOR CREDIT FACILITY. The Purchaser is not currently in default, and will not be in default upon the consummation of this Agreement, under the terms of the Amended and Restated Credit Agreement, originally dated May 29, 1996 and amended and restated June 27, 1997, among the Purchaser, its subsidiaries, BankBoston, N.A., as agent, and the lenders named therein.

                                   ARTICLE IV

                   COVENANTS OF THE SELLERS AND THE COMPANIES

         From the date hereof until the Closing, except as otherwise consented to or approved by the Purchaser in writing, the Sellers and the Companies covenant and agree that they shall act, and the Sellers shall cause the Companies so to act or refrain from acting where required hereinafter, to comply with the following:

         4.1 REGULAR COURSE OF BUSINESS. The Companies shall operate their business diligently and in good faith and in the ordinary and usual course, consistent with past management practices; shall maintain all of its respective properties in good order and condition, shall maintain (except for expiration due to lapse of time) all leases and Contracts in effect without change except as expressly provided herein; shall comply with the provisions of all Regulations and Orders applicable to the Companies and the conduct of their respective business; shall not cancel, release, waive or compromise any debt, Claim or right in its favor; shall not alter the rate or basis of compensation of any of its officers, directors, employees or consultants; shall maintain insurance and reinsurance coverage as in effect on the date hereof up to the Closing Date; and shall preserve the business of the Companies intact, and use its best efforts to keep available for the Companies and the Purchaser the services of the officers and employees of the Companies, and to preserve the good will of clients, patients, suppliers and others having business relations with the Companies.

         4.2 AMENDMENTS TO ORGANIZATIONAL DOCUMENTS. Except as set forth below and as contemplated by this Agreement, no change or amendment shall be made in the organizational documents of the Companies, nor shall the Companies merge with or into or consolidate with any other corporation or Person, acquire substantially all of the assets of any Person or change the character of its business. Prior to the Closing, the Sellers shall cause the articles of incorporation of each of the Companies to be amended to provide that the Companies shall be business corporations, and not professional service corporations, to delete any inconsistent references and to provide that the Companies may operate for any lawful purpose which will allow Persons other than those licensed to practice pathology in the State of Indiana to own shares of capital stock of such companies. Immediately following the Closing, Purchaser may determine to merge APS and Micro into Colab, each of the Companies being, at such time, wholly-owned subsidiaries of AmeriPath, Inc., and to amend the articles of incorporation of Colab to change the company's name to AmeriPath Indiana, Inc. All of such amendments (together, the "COMPANY CHARTER AMENDMENTS") shall be in form and substance satisfactory to AmeriPath.

         4.3 CAPITAL CHANGES; PLEDGES. Except as contemplated under this Agreement, the Companies shall not issue or sell any shares of its capital stock of any class or issue or sell any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of its capital stock and the Companies shall not pledge or otherwise encumber any shares of its capital stock.

         4.4 DIVIDENDS. The Companies shall not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, nor shall the Companies, directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock.

         4.5 CAPITAL AND OTHER EXPENDITURES. The Companies shall not make any capital expenditures, or commitments with respect thereto.

         4.6 CASH AND CASH EQUIVALENTS. Cash and cash equivalents shall be preserved, and expended, solely in the ordinary and usual course of business. At and as of the Closing, the Companies shall have, in the aggregate, cash, cash equivalents and accounts receivable (net of contractual and bad debt allowances) which satisfies the requirements of SECTION 2.31 hereof. No distributions of cash or cash equivalents shall be made by the Companies to the Sellers subsequent to the Closing.

         4.7 BORROWING. The Companies shall not incur, assume or guarantee any indebtedness, obligations or liabilities not reflected on the Financial Statements (or the balance sheets included therein) except in the ordinary course of business or for purposes of consummation of the transactions contemplated by this Agreement and in any case only after consultation with the Purchaser.

         4.8 OTHER COMMITMENTS. Except as set forth in this Agreement, incurred or transacted in the ordinary course of business, or permitted in writing by the Purchaser, the Companies shall not enter into any transaction or make any commitment or incur any obligation (including entering into any real property leases).

         4.9 INTERIM FINANCIAL INFORMATION. To the extent prepared in the ordinary course of business, the Companies shall supply the Purchaser with unaudited financial statements (including, without limitation, balance sheets and statements of revenues and expenses) and information for each calendar month, promptly following the conclusion of such month, and as the Companies may otherwise reasonably request.

         4.10 FULL ACCESS AND DISCLOSURE.

                  (a) The Companies shall afford to the Purchaser and its counsel, accountants and other authorized representatives reasonable access during business hours to the Companies' facilities, properties, books and records in order that the Purchaser may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Companies; and the Sellers shall cause the Companies' officers, employees and auditors to furnish such additional financial and operating data and other information as the Purchaser shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to the Companies made by the Companies' independent auditors in connection with any examination of the Companies' Financial Statements and books and records.

                  (b) From time to time prior to the Closing Date, the Companies shall promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

                  (c) In connection with any "due diligence" examination performed by the Purchaser with respect to the business of the Companies, the Sellers shall fully cooperate and the results of such "due diligence" examination shall be satisfactory to the Purchaser.

         4.11 CONFIDENTIALITY. Each Seller and the Companies shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Purchaser's prior consent, all written and oral information furnished or disclosed by or received from the Purchaser or its officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

         4.12 BREACH OF AGREEMENT. Neither any Seller nor the Companies shall take any action which, if taken on or prior to the Closing Date, would constitute a breach of this Agreement.

         4.13 FULFILLMENT OF CONDITIONS PRECEDENT. The Companies and the Sellers shall use their best efforts to obtain at their expense, on or prior to the Closing Date, all such waivers, Permits, consents, approvals or other authorizations from third parties and Authorities, and to do all things as may be necessary or desirable in connection with the transactions contemplated by this Agreement in order to fully and expeditiously consummate the transactions contemplated by this Agreement.

         4.14 BANKING ARRANGEMENTS. The Companies shall open bank accounts at such banks as directed by AmeriPath, and shall transfer all funds to such accounts, all in accordance with the terms and conditions of AmeriPath's credit facility.

         4.15 TERMINATION OF ERISA PLANS. Prior to the Closing, the Companies shall terminate the ERISA plans set forth on SCHEDULE 2.18 hereto. The Sellers shall direct the termination of such plans, including any and all decisions with respect to the transfer of the assets held in such plans and seeking any necessary approvals from the Internal Revenue Service. AmeriPath shall have no duties, responsibilities, rights or obligations with respect to such plans.

                                    ARTICLE V

                           COVENANTS OF THE PURCHASER

         The Purchaser hereby covenants and agrees with the Companies and the Sellers that prior to the Closing or the termination of this Agreement:

         5.1 CONFIDENTIALITY. The Purchaser shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Sellers's prior consent, all information received by it from the Sellers or the Companies' officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

         5.2 FULL ACCESS AND DISCLOSURE.

                  (a) The Purchaser shall afford to the Companies and each Seller, and their counsel, accountants and other authorized representatives reasonable access during business hours to the Purchaser's facilities, properties, books and records in order that the Sellers may have full opportunity to make such reasonable investigations as they shall desire to make of the affairs of the Purchaser; and the Purchaser shall cause its officers, employees and auditors to furnish such additional financial and operating data and other information as the Sellers shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to the Purchaser made by the Purchaser's independent auditors in connection with any examination of the Purchaser's financial statements and books and records.

                  (b) From time to time prior to the Closing Date, the Purchaser shall promptly supplement or amend information previously delivered to the Companies and/or the Sellers with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

                  (c) The Purchaser shall fully cooperate in connection with any "due diligence" examination performed by the Companies or the Sellers with respect to the business of the Purchaser. For purposes of this SECTION 5.2, "Purchaser" shall mean and include AmeriPath and its Subsidiaries.


                                   ARTICLE VI

                                OTHER AGREEMENTS

         The parties hereto further agree, on or before the Closing Date, as follows:

         6.1 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated by this Agreement. In furtherance and not in limitation of the preceding sentence, the parties hereto shall use their best efforts to cause the Closing to take place on or before September 1, 1997. If at any time after the Closing Date the Purchaser shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Purchaser (or the Companies, as appropriate), the title to any property or rights of Sellers acquired or to be acquired by reason of, or as a result of, the acquisition, the Sellers agree that the Sellers shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Companies and otherwise to carry out the purpose of this Agreement.

         6.2 AGREEMENT TO DEFEND. In the event any action, suit, proceeding or investigation of the nature specified in SECTIONS 7.2 or 8.2 is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

         6.3 CONSENTS. Without limiting the generality of SECTION 6.1, each of the parties hereto shall use their best efforts to obtain all permits, authorizations, consents and approvals of all Persons and governmental authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date.

         6.4 NO SOLICITATION OR NEGOTIATION. Unless and until this Agreement is terminated, neither the Sellers nor the Companies through its directors, officers, employees, representatives, agents, advisors, accountants and attorneys shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Persons relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, the Companies, or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Should the Companies or any Seller be contacted with respect to any offer, inquiry or proposal, the Companies and the Sellers shall immediately advise the Purchaser in writing of the name, address and phone number of the contact and the nature of the inquiry.

         6.5 NO TERMINATION OF SELLERS' OBLIGATIONS BY SUBSEQUENT INCAPACITY, ETC. Each Seller specifically agrees that the obligations of such Seller hereunder, including, without limitation, obligations pursuant to ARTICLE XI and
SECTION 6.4 shall not be terminated by the death or incapacity of any Seller.

         6.6 EMPLOYMENT AGREEMENTS. The Companies and the Sellers shall, immediately prior to the Closing, terminate any existing employment agreements between the Companies and each Seller and the Sellers set forth on SCHEDULE 6.6 hereto shall each enter into an Employment Agreement with AmeriPath Indianapolis in the form of EXHIBIT 6.6 attached hereto (the "EMPLOYMENT AGREEMENT").

         6.7 PUBLIC ANNOUNCEMENTS. Neither any Seller nor the Companies nor any Affiliate, representative or shareholder of either of such Persons, shall disclose any of the terms of this Agreement to any third party (other than the Purchaser's advisors and senior lending group and the Sellers' advisors) without the other party's prior written consent unless required by any applicable law. The form, content and timing of any and all press releases, public announcements or publicity statements (except for any disclosures under or pursuant to Federal or State securities laws in connection with the registration of AmeriPath's securities or otherwise) with respect to this Agreement or the transactions contemplated hereby shall be subject to the prior approval of the Purchaser. No press releases, public announcements or publicity statements shall be released by either party without such prior mutual agreement.

         The parties hereto further agree, from and after the Closing Date, as follows:

         6.8 DELIVERIES AFTER CLOSING. From time to time after the Closing, at the Purchaser's request and without expense to the Companies and without further consideration from the Purchaser or the Companies, the Sellers shall execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchaser reasonably may require to convey, transfer to and vest in the Purchaser, and to put the Purchaser in possession of, any rights or property to be sold, conveyed, transferred or delivered hereunder.

         6.9 NON-COMPETITION COVENANT.

                  (a) As a material and valuable inducement for the Purchaser to enter into this Agreement, pay and deliver the Purchase Price consideration and consummate the transactions provided for herein, during the "RESTRICTED PERIOD" (as hereinafter defined), each Seller agrees, unless otherwise permitted by AmeriPath in writing, that he or she shall not, as a shareholder, principal, agent, consultant, manager, advisor, director, officer, control person, operator, or in any other capacity or manner whatsoever:

                           (i) directly or indirectly engage in the practice of
                  pathology, or engage in any business or perform any service, directly or indirectly, in competition with the business of the Companies, the Companies' successors and assigns, or have any interest whatsoever in any enterprise that shall so engage in such activities, which is located in, provides services in or does any business whatsoever in, the area which is within twenty-five (25) miles of any County in the State of Indiana in which the Companies, or any Affiliate of the Companies, is then doing business or providing services or has done business or provided service within the preceding twelve (12) month period (the "Restricted Territory"), or

                           (ii) from any facility or location, whether within or
                  without the Restricted Territory, knowingly (x) perform pathology services for any patient, medical facility, hospital, laboratory or health care provider located in the Restricted Territory or (y) perform pathology services for any patient, medical facility, hospital, laboratory or health care provider who was or is a customer, client or patient of the Companies, or any Affiliate of the Companies; except that it shall not be a violation of this SECTION 6.9 for a Seller to perform pathology services in the Restricted Territory during the Restricted Period (i) as an employee of a local, federal or state government or agency; (ii) in performing the Employee's duties as a member of the United States military services or the National Guard; or (iii) on a locum tenens basis.

                  (b) As used in this Agreement, the term "RESTRICTED PERIOD" shall mean and include the longer of (x) a period of seven (7) years, from the Closing to the seventh (7th) anniversary of the Closing, and
         (y) during such time as the Seller is employed by an AmeriPath Entity and for a period of two (2) years following the effective date of any termination of such Seller's employment with any such AmeriPath Entity (regardless of the cause, reason or justification of any such termination.

                  (c) Each Seller further agrees that during the Restricted Period which follows any termination of the Restricted Party's employment with any AmeriPath Entity, the Seller will not knowingly, directly or indirectly, (a) solicit the employment of any employee, agent or consultant of any AmeriPath Entity who was such at any time during the twelve (12) months preceding the Seller's termination of employment with the AmeriPath Entity, or (b) induce any employee of an AmeriPath Entity to leave the employ of any such AmeriPath Entity, unless in each case the Seller obtains the prior written consent of AmeriPath.

                  (d) Each Seller covenants and agrees that the restrictions set forth in this SECTION 6.9 are fair, reasonable and necessary to protect the interests of AmeriPath and its Affiliates, such restrictions were negotiated and bargained for and the consideration delivered in connection with this Agreement reflects and assumes the each Seller's strict compliance with, and the enforceability by the Purchaser of, these restrictions.

                  (e) Each Seller acknowledges and agrees that the provisions of
         SECTION 6.9 and SECTION 6.10 are material and of the essence to this Agreement. In addition, if the scope of any restriction or covenant contained in either such Section should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and the Seller hereby consents and agrees that (a) it is the parties intention and agreement that the covenants and restrictions contained herein be enforced as written, and (b) in the event a court of competent jurisdiction should determine that any restriction or covenant contained herein is too broad or extensive to permit enforcement thereof to its fullest extent, the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant, but should be modified to permit enforcement of the restrictions and covenants contained herein to the maximum extent the court, in its judgment, will permit.

         6.10 NON-DISCLOSURE; CONFIDENTIALITY.

                  (a) CONFIDENTIAL INFORMATION. By virtue of each Seller's employment, association or involvement with an AmeriPath Entity, each Seller may obtain confidential or proprietary information developed, or to be developed, by an AmeriPath Entity. "Confidential Information" means all proprietary or business sensitive information, whether in oral, written, graphic, machine-readable or tangible form, and whether or not registered, and including all notes, plans, records, documents and other evidence thereof, including but not limited to all: patents, patent applications, copyrights, trademarks, trade names, service marks, service names, "know-how," patient lists, details of client or consulting contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers, business acquisition plans or any portion or phase of any scientific or technical information, discoveries, computer software or programs used or developed in whole or in part by any AmeriPath Entity (including source or object codes), processes, procedures, formulas or improvements of any AmeriPath Entity; algorithms; computer processing systems and techniques; price lists; customer lists; procedures; improvements, concepts and ideas; business plans and proposals; technical plans and proposals; research and development; budgets and projections; technical memoranda, research reports, designs and specifications; new product and service developments; comparative analyses of competitive products, services and operating procedures; and other information, data and documents now existing or later acquired by an AmeriPath Entity, regardless of whether any of such information, data or documents qualify as a "trade secret" under applicable Federal or State law. "Confidential Information" shall not include (a) any information which is in the public domain during the period of service by the Seller or becomes public thereafter, provided such information is not in the public domain as a consequence of disclosure by the Seller in violation of this Agreement, and (b) any information not considered confidential information by similar enterprises operating in the clinical or anatomical laboratory industry or otherwise in the ordinary course.

                  (b) NON-DISCLOSURE. Each Seller agrees that, except as directed by such Seller's AmeriPath Entity employer, as required or otherwise contemplated under this Agreement or such Seller's Employment Agreement or as otherwise required by law, he will not at any time (during the term of such Seller's employment by an AmeriPath Entity or at any time thereafter), except as may be expressly authorized by the AmeriPath Entity in writing or, if necessary, to such Seller's attorney, disclose to any Person or use any Confidential Information whatsoever for any purpose whatsoever, or permit any Person whatsoever to examine and/or make copies of any reports or any documents or software (whether in written form or stored on magnetic, optical or other mass storage media) prepared by him or that come into his possession or under his control by reason of his employment by an AmeriPath Entity or by reason of any consulting or software development services he has performed or may in the future perform for an AmeriPath Entity which contain or are derived from Confidential Information. Each Seller further agrees that while employed at an AmeriPath Entity, no Confidential Information shall be removed from the AmeriPath Entity's business premises, without the prior written consent of such AmeriPath Entity.

                  (c) AMERIPATH GROUP PROPERTY. As used in this Agreement, the term "AMERIPATH GROUP PROPERTY" means all documents, papers, computer printouts and disks, records, customer or patient lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been created, used or obtained by any AmeriPath Entity, or otherwise belonging to any AmeriPath Entity, as well as any other materials containing Confidential Information as defined above. Each Seller recognizes and agrees that:

                           (i) All the AmeriPath Group Property shall be and
                  remain the property of the AmeriPath Entity to which such belongs;

                           (ii) Each Seller will preserve, use and hold the
                  AmeriPath Group Property only for the benefit of AmeriPath and its Affiliates and to carry out the business of the AmeriPath Entity, AmeriPath and its Affiliates; and

                           (iii) When any Seller's employment is terminated,
                  such Seller will immediately deliver and surrender to the AmeriPath Entity all the AmeriPath Group Property, including all copies, extracts or any other types of reproductions, which such Seller has in his possession or control.

         6.11 RULE 144 BEST EFFORTS. Following such time, if any, that AmeriPath is or may become, and solely while AmeriPath is, a public company with its securities registered under the Securities Act, and listed or quoted for trading by a national securities exchange or inter-dealer quotation system, AmeriPath will use its best efforts to see that AmeriPath is in compliance with the requirements of Rule 144 under the Securities Act applicable to the issuer of securities, so as to facilitate non-registered sales of AmeriPath Stock by the Sellers who then own AmeriPath Stock consistent with the requirements and limitations of Rule 144. Nothing in this SECTION 6.11 shall be deemed as either (i) any representation or warranty that Ameripath will become or remain a public company with securities registered under the Securities Act, or (ii) any covenant or agreement by AmeriPath to register, under federal or state securities laws or otherwise, any AmeriPath securities issued to, or held by, the Sellers.

         6.12 338(H)(10) ELECTION. The parties hereto agree that (i) the acquisition of the Company Shares that constitute shares of capital stock of APS and Micro will be in accordance with Section 338 of the Code, (ii) a Statement of Election (the "ELECTION") on Form 8023-A under Section 338(h)(10) of the Code shall be made and filed with the appropriate authority and (iii) the Sellers shall be solely responsible for paying any taxes which may result from the Election and out of or as a consequence of the transactions contemplated hereby. For purposes of allocation under Section 1060 of the Code for purposes of the Election, valuations will be made in accordance with the applicable provisions of the Code and Federal income tax regulations as determined by AmeriPath and its independent appraisers, whose determinations shall be binding on all parties; PROVIDED, HOWEVER, that the valuations will not be materially different than the value of such Companies on an accrual basis. The Sellers shall indemnify AmeriPath (and its Affiliates) and hold AmeriPath (and its Affiliates) harmless from any loss, charge or expense resulting from the Election and the payment of the taxes due in connection therewith and herewith.

         6.13 ASSIGNMENT OF CONTRACTS. The parties hereto agree to use their best efforts to obtain the necessary or desirable consents in order to assign each of the contracts listed on SCHEDULE 6.13 hereto to AmeriPath Indianapolis prior to October 31, 1997.

         6.14 ACQUISITIONS. The parties acknowledge and agree that it is in their mutual interest to expand AmeriPath's business in Indiana and surrounding areas and, accordingly, the parties covenant and agree to cooperate in connection with such expansion and, if appropriate, the review and consider operational changes that may be necessary or desirable.

         6.15 PRESERVATION OF EXISTENCE. The Purchaser covenants and agrees that it will, for so long as at least a majority of the Employment Agreements are in effect, it will cause AmeriPath Indianapolis to remain in existence; PROVIDED, HOWEVER, that Purchaser may cause a change in the ownership structure of the Business or the existence of AmeriPath Indianapolis so long as (i) such change is not inconsistent with Applicable Laws and (ii) the Employment Agreements then in effect are assumed or guaranteed by an AmeriPath Affiliate in a manner not inconsistent with Applicable Laws.



s                                    - 39 -

                                   ARTICLE VII

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

         Each and every obligation of the Purchaser under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by the Purchaser:

         7.1 REPRESENTATIONS AND WARRANTIES; COVENANTS AND AGREEMENTS. The representations and warranties of the Sellers contained in ARTICLE II and elsewhere in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Sellers or the Companies to the Purchaser, shall be true and correct when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Sellers and the Companies shall have performed and complied with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by them prior to the Closing Date. Each of the Sellers and the president of the Companies shall have executed and delivered to the Purchaser a certificate, dated the Closing Date, certifying to the foregoing.

         7.2 NO INJUNCTION. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         7.3 THIRD PARTY CONSENTS. Except as set forth on SCHEDULE 7.3 hereto, the Purchaser, the Sellers and the Companies shall have obtained all consents, approvals, waivers or other authorizations with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, such that the contracts and leases listed in
SCHEDULE 7.3 hereto shall remain in effect (without default, acceleration, termination, assignment, right of termination or assignment, payment, increase in rates or compensation payable, penalty, interest or other adverse effect) from and after the Closing Date as such contracts and leases operated and were in effect before the Closing Date.

         7.4 REGULATORY APPROVALS. The Federal and State regulatory agencies or authorities listed in SCHEDULE 7.4 hereto shall have approved the applications listed in such Schedule with respect to the change of control represented by the transactions contemplated by this Agreement, and such approval shall not impose financial obligations on the Purchaser that are objectionable to it.

         7.5 NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change since the date of this Agreement. The Purchaser shall have received a certificate (which shall be addressed to the Purchaser), dated the Closing Date, of the president and chief financial officer of the Companies, certifying to the foregoing.

         7.6 OPINION OF SELLER'S COUNSEL. The Purchaser shall have received an opinion of counsel to the Sellers and the Companies (which will be addressed to the Purchaser), dated the Closing Date, in the form of EXHIBIT 7.6 hereto.

         7.7 EMPLOYMENT AGREEMENTS. The Sellers shall have terminated their existing employment agreements with the Companies and shall have executed and delivered to the Purchaser Employment Agreements in the form of EXHIBIT 6.6 attached hereto.

         7.8 DELIVERY OF COMPANY SHARE CERTIFICATES. All of the Sellers shall have executed and delivered this Agreement, or a counterpart hereof, and together shall have delivered at the Closing stock certificates representing all of the Company Shares, duly endorsed for transfer to the Purchaser, together with stock powers duly executed in blank.

         7.9 SUBORDINATION AGREEMENT. At the Closing, each of the Sellers shall have executed and delivered the Subordination Agreement, in the form attached hereto as EXHIBIT 7.9.

         7.10 SHAREHOLDERS' AGREEMENT. At the Closing, each Seller shall have executed and delivered a counterpart signature page to that certain Shareholders' Agreement, dated as of February 29, 1996, by and among AmeriPath and each of the stockholders of AmeriPath (the "SHAREHOLDERS' AGREEMENT"), pursuant to which each Seller agrees to be bound by all of the provisions of the Shareholders' Agreement, in accordance with their terms, to the same extent as if he had been an original signatory thereto.

         7.11 CREDITOR CONSENTS. The creditors set forth on SCHEDULE 7.11 hereto shall have agreed in writing with the Companies as to the amounts owed in order for such creditors to have been paid in full and to release all Liens in favor of such creditors. The Companies shall have obtained from the creditors set forth on SCHEDULE 7.11 and shall provide to the Purchaser at Closing, such UCC termination statements, releases of mortgages and other releases of Liens as shall be required by the Purchaser and its lenders.

         7.12 COMPANY CHARTER AMENDMENTS. The Companies shall have taken all appropriate and required board of director and shareholder action to approve, and shall have filed with the Secretary of State of the State of Indiana in form acceptable for filing, the Company Charter Amendments.

         7.13 TRUST AGREEMENT; MANAGEMENT AGREEMENT. Jeffrey A. Mossler, M.D. (the "TRUSTEE") shall have executed and delivered a Trust Agreement, substantially in the form attached hereto as EXHIBIT 7.13(A), pursuant to which AmeriPath shall be the beneficiary of the Trust and Trustee shall be the trustee (the "TRUST AGREEMENT"). AmeriPath Indianapolis and AmeriPath Indiana shall have executed and delivered a Management Agreement, substantially in the form attached hereto as EXHIBIT 7.13(B), pursuant to which AmeriPath Indiana shall provide certain management services to AmeriPath Indianapolis and AmeriPath Indianapolis shall provide certain physician services to AmeriPath Indiana (the "MANAGEMENT AGREEMENT").

                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

         Each and every obligation of the Sellers under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Sellers:

         8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the Purchaser contained in ARTICLE III and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto, the Purchaser, to the Sellers, shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. The Chief Financial Officer of the Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date, certifying to the foregoing.

         8.2 NO INJUNCTION. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         8.3 PURCHASE CONSIDERATION. Each Seller shall have received the consideration (in the form of cash, AmeriPath Stock and Contingent Notes) required to be delivered at Closing and to which such Seller is entitled pursuant to SECTION 1.1 hereof.

         8.4 EMPLOYMENT AGREEMENTS. AmeriPath Indianapolis shall have executed and delivered to each of the Sellers an Employment Agreement between AmeriPath Indianapolis and such Seller in the form of EXHIBIT 6.6 attached hereto.

         8.5 TRUST AGREEMENT; MANAGEMENT AGREEMENT. AmeriPath shall have executed and delivered the Trust Agreement. AmeriPath Indianapolis and AmeriPath Indiana shall have executed and delivered the Management Agreement.

         8.6 OPINION OF PURCHASER'S COUNSEL. The Sellers shall have received an opinion of counsel to the Purchaser (which will be addressed to the Sellers), dated the Closing Date, in the form of EXHIBIT 8.6 hereto.

                                   ARTICLE IX

                                     CLOSING

         9.1 CLOSING. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of ARTICLE X hereof, a closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held on August 29, 1997, or on such other date which is mutually agreed upon in writing following the satisfaction or waiver of the conditions to closing set forth in
ARTICLE VII and ARTICLE VIII hereof (the "CLOSING DATE"). The Effective Date of the Closing shall be deemed to be September 1, 1997 (the "EFFECTIVE DATE").

         9.2 CLOSING DELIVERIES. At the Closing,

                  (a) the Sellers and the Companies shall deliver or cause to be delivered to the Purchaser:

                           (i) a certificate or certificates or assignment
                  evidencing all of the Company Shares, duly endorsed for transfer with all necessary transfer stamps affixed;

                           (ii) copies of all consents and approvals required by
                  SECTIONS 7.3, 7.4 and 7.12 (including UCC termination statements, releases of mortgages or other releases of Liens);

                           (iii) the Opinion of Counsel required by SECTION 7.6;

                           (iv) the Officers' Certificates required by SECTIONS
                  7.1 and 7.5;

                           (v) the Employment Agreements required by SECTION
                  7.7;

                           (vi) the Subordination Agreement required by SECTION
                  7.9;

                           (vii) the counterpart signature pages to the
                  Shareholders' Agreement required by SECTION 7.10;

                           (viii) the Trust Agreement and Management Agreement
                  required by SECTION 7.13;

                           (ix) a certificate, signed by the secretaries of the
                  Companies, as to the organizational documents of the Companies, the resolutions adopted by the board of directors and shareholders of the Companies in connection with this Agreement, the incumbency of certain officers of the Companies and the jurisdictions in which the Companies are qualified to conduct business, in form acceptable to the Purchaser;

                           (x) certificates issued by the appropriate
                  governmental authorities evidencing the good standing, with respect to both the conduct of business and the payment of all franchise taxes, of the Companies as of a date not more than 10 days prior to the Closing Date, as a corporation organized under the laws of the State of Indiana and as a foreign corporation authorized to do business under the laws of the various jurisdictions where it is so qualified.

                           (xi) such other certified resolutions, documents and
                  certificates as are required to be delivered by any Seller or the Companies pursuant to the provisions of this Agreement.

                  (b) The Purchaser shall deliver to the Sellers:

                           (i) the consideration (in the form of cash, AmeriPath
                  Stock and Contingent Notes) required to be paid or delivered to each such Seller at Closing in accordance with SECTION 1.1;

                           (ii) the Officers' Certificate required by SECTION
                  8.1;

                           (iii) the Employment Agreements required by SECTION
                  8.4;

                           (iv) the Opinion of Counsel required by SECTION 8.6;
                  and

                           (v) such other certified resolutions, documents and
                  certificates as are required to be delivered by the Purchaser pursuant to the provisions of this Agreement.


                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

         10.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

                  (a) by mutual consent of the Purchaser, the Sellers and the Companies;

                  (b) by the Purchaser or both of the Sellers and the Companies if this Agreement is not consummated on or before September 1, 1997; PROVIDED, HOWEVER, that if any party has breached or defaulted with respect to its respective obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this
         SECTION 10.1(B), and each other party to this Agreement shall at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable law; or

                  (c) by the Purchaser if as of the Closing Date (including any extensions) any of the conditions specified in ARTICLE VI hereof shall not have been satisfied or if the Companies or any of the Sellers is otherwise in default under this Agreement.

         10.2 PROCEDURE UPON TERMINATION. In the event of termination and abandonment pursuant to SECTION 10.1 hereof, and subject to the proviso contained in SECTION 10.1(B), this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                  (a) each party shall redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                  (b) all information received by any party hereto with respect to the business of any other party or the Companies (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

                  (c) no party hereto shall have any further liability or obligation to any other party under or in connection with this Agreement; PROVIDED, HOWEVER, the non-breaching or non-defaulting party shall not be foreclosed from bringing a Claim or cause of action or otherwise recovering from the breaching or defaulting party.


                                   ARTICLE XI

                       SURVIVAL OF TERMS; INDEMNIFICATION

         11.1 SURVIVAL. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (b) all representations and warranties shall survive and continue until:

                           (1) with respect to the representations and
                  warranties in SECTIONS 2.16 (tax matters), 2.18 (ERISA matters), 2.20 (environmental matters) and 2.30 (health care regulatory matters), until sixty (60) days following the expiration of the applicable statute of limitations;

                           (2) with respect to the representations and
                  warranties in SECTIONS 2.3 (capitalization), 2.4 (title to the Company Shares) and 2.6 (options and rights on capital stock), these representations shall survive and continue forever and without limitation; and

                           (3) with respect to all other representations and
                  warranties, the date upon which AmeriPath receives from its outside auditors the audited financial statements for AmeriPath's fiscal year ending December 31, 2000 (the "2000 AUDIT DATE"), except for representations, warranties and indemnities for which an indemnification Claim shall be pending as of the 2000 Audit Date, in which event such indemnities shall survive with respect to such Claim until the final disposition thereof.

         11.2 INDEMNIFICATION BY THE SELLERS. Subject to this ARTICLE XI, the Purchaser and its officers, directors, employees, shareholders, representatives and agents shall be indemnified and held harmless by the Sellers, jointly and severally, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

                  (a) Any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of any Seller or the Companies under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by any Seller or the Companies hereunder;

                  (b) Any and all liabilities of the Companies of any nature whether accrued, absolute, contingent or otherwise, and whether known or unknown, existing at the Closing Date to the extent not reflected and reserved against in the balance sheet for the six months ended June 30, 1997 included in the Financial Statements or not otherwise adequately disclosed in this Agreement or the schedules or exhibits thereto, including, without limitation:

                           (i) All Tax liabilities of the Companies, together
                  with any interest or penalties thereon or related thereto, through the Closing Date and any Tax liability of the Companies arising in connection with the transactions contemplated hereby. Any Taxes, penalties or interest attributable to the operations of the Companies payable as a result of an audit of any tax return shall be deemed to have accrued in the period to which such Taxes, penalties or interest are attributable;

                           (ii) All environmental liabilities relating to any of
                  the Companies' properties, including federal, state and local environmental liability, together with any interest or penalties thereon or related thereto, through the Closing Date, but excluding any amount for which there is an adequate accrual and reserve on the balance sheet for the six months ended June 30, 1997 included in the Financial Statements;

                           (iii) All claims by Medicare, Medicaid, or any other
                  third party payor relating to reimbursement for services provided by the Companies prior to the Closing Date ("REIMBURSEMENT CLAIMS"). Indemnification by Seller for Reimbursement Claims shall include all costs incurred by Purchaser for such claims, including, but not limited to, applicable investigative and audit expenses, attorneys fees, reimbursement costs, and any fines and penalties levied against the Companies; and

                  (c) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with any Claim incident to any of the foregoing.

                  (d) All other Claims of the Purchaser shall be resolved in accordance with SECTION 11.4.

         11.3 INDEMNIFICATION BY THE PURCHASER. Subject to this ARTICLE XI, the Sellers and their heirs, assigns, representatives and agents shall be indemnified and held harmless by the Purchaser, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of the Purchaser under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by the Purchaser hereunder.

         11.4 THIRD-PARTY CLAIMS. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "INDEMNITEE") of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any taxing authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "INDEMNITOR") is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a Claim thereon is to be, or may be, made against the indemnitor, notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such Claim, process and all legal pleadings. The indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The indemnitor shall have the right to assume the defense of such action unless such action (i) may result in injunctions or other equitable remedies in respect of the indemnitee or its business; (ii) may result in liabilities which, taken with other then existing Claims under this ARTICLE XI, would not be fully indemnified hereunder; or (iii) may have an adverse impact on the business or financial condition of the indemnitee after the Closing

Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the indemnitee). The indemnitor and the indemnitee shall cooperate in the defense of such Claims. In the case that the indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the indemnitee shall make available to the indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner. If the indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the indemnitor has agreed to indemnify the indemnitee under this Agreement, the indemnitor shall promptly reimburse the indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses) incurred by such indemnitee in connection with such obligation or liability subject to this ARTICLE XI.

         Prior to paying or settling any Claim against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee, the indemnitee must first supply the indemnitor with a copy of a final court judgment or decree holding the indemnitee liable on such claim or failing such judgment or decree, and must first receive the written approval of the terms and conditions of such settlement from the indemnitor. An indemnitor shall have the right to settle any Claim against it, subject to the prior written approval of the indemnitee, which approval shall not be unreasonably withheld.

         An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee unless (a) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or Claim, (b) the indemnitor shall not have employed, or is prohibited under this
SECTION 11.4 from employing, counsel in the defense of such action or Claim, or
(c) such indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the indemnitor.

         11.5 DEDUCTIBLE; MAXIMUM LIABILITY. Notwithstanding the foregoing provisions of this ARTICLE XI, except as set forth in this SECTION 11.5, no indemnification pursuant to this ARTICLE XI shall be required of an indemnifying party hereunder unless and until the aggregate amount due the indemnified party for all Claims under this ARTICLE XI shall exceed $100,000 (the "DEDUCTIBLE"). In the event that such threshold amount is exceeded with respect to a claim by Purchaser against the Companies, then the threshold shall be deemed to also be met with respect to each Seller. The maximum liability under this Agreement for each Seller with respect to such Seller's personal obligations shall be equal to the cash portion of the Purchase Price received by such Seller pursuant to
SECTION 1.1(B)(I). Notwithstanding the foregoing, no Claim (regardless of amount) that arises out of a breach of any of the representations or warranties contained in SECTIONS 2.3 (capitalization), 2.5 (title to the Shares), 2.6 (options and rights on capital stock), 2.16 (tax matters), 2.30 (healthcare laws and regulations) or 2.31 (selected financial amounts as of Closing) shall be subject to the Deductible or any limitation with respect to the maximum indemnification provided hereunder.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement signed by the Companies, the Purchaser and the Sellers.

         12.2 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto and the documents, annexes, attachments, certificates and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the agreements and transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

         12.3 CERTAIN DEFINITIONS.

                  "AFFILIATE" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

                  "AUTHORITY" means any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

                  "CLAIM" means any action, claim, obligation, liability, expense, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

                  "CONTRACT" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

                  "ENVIRONMENTAL LAW" means any Regulation, Order, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar Federal, state or local statutes.

                  "ENVIRONMENTAL PERMIT" shall mean Permits, certificates, approvals, licenses and other authorizations relating to or required by Environmental Law and necessary or desirable for the Corporation's business.

                  "GAAP" means generally accepted accounting principles, applied on a consistent basis.

                  "HEALTH CARE LAWS" means any Federal, state, or local Regulation or Order, of any Authority, which relates to or otherwise imposes liability or standards of conduct concerning the licensure, certification, qualification, or operation of a health maintenance organization, pharmacy, home health agency or other aspect of a Corporation's business subject to such Health Care Laws, including but not limited to laws governing home health agencies; The Health Maintenance Organization Act; [the Indiana Pharmacy Act; the Indiana Drug and Cosmetic Act; the Indiana Comprehensive Drug Abuse Prevention and Control Act]; the Patient Self-Referral Act; the Employee Health Care Access Act; 21 U.S.C. ss.301-392, the Federal Food Drug and Cosmetic Act; 21 U.S.C. ss.821 et seq., the Federal Drug Abuse Act;
         Section 1128B of the Social Security Act; The Clinical Laboratory Improvement Amendments of 1988; 42 U.S.C. ss.1320a-7b, 42 C.F.R. Part 1001, 42 CFR Chapter IV, Subchapter C; Sections 1876 or 1903 of the Social Security Act; 45 CFR, Part 74; 45 CFR, Part 92; 42 CFR 455.109
         Section 306 of the Clean Air Act; 42 U.S.C. ss.1857(h) et seq., Section 508 of the Clean Water Act; 33 U.S.C. ss.1368 et seq., Executive Order 11738 and Environmental Protection Agency regulations; 40 CFR Part 15, Title VI of the Civil Rights Act of 1964; 42 U.S.C. ss.2000 d et seq.,
         Section 504 of the Rehabilitation Act of 1933; 29 U.S.C. ss.7940; Title IX of the Education Amendments of 1972, 20 U.S.C. ss.1681 et seq., the Age Discrimination Act of 1975; 42 U.S.C. ss.6101 et seq., Section 654 of OBRA '81; 42 U.S.C. ss.9849 and the Americans with Disabilities Act of 1990; P.L. 101-336, OBRAs 1986 through 1993, as amended, and any other similar Federal, state or local Regulations.

                  "LIEN" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction or interest of another Person of any kind or nature.

                  "MATERIAL ADVERSE CHANGE" means any development or change which has, had or would have a Material Adverse Effect.

                  "MATERIAL ADVERSE EFFECT" means any circumstances, state of facts or matters which has, or might reasonably be expected to have, a material adverse effect in respect of the Companies' business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects.

                  "ORDER" means any decree, judgment, award, order, injunction, rule, consent of or by an Authority.

                  "PERSON" means any corporation, partnership, joint venture, company, syndicate, organization, association, trust, entity, Authority or natural person.

                  "PROPRIETARY RIGHTS" means any patent, patent application, copyright, trademark, trade name, service mark, service name, trade secret, know-how, confidential information or other intellectual property or proprietary rights.

                  "REGULATION" means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

                  "SUBSIDIARY" means any Person which the Purchaser or the Companies, as the case may be, owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests.

         12.4 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid or by overnight receipted courier service:

                  (a)      If to the Sellers or the Companies, to:

                           Community Hospital
                           1500 North Ritter
                           Indianapolis, IN 46219

                           Attn:  Jeffrey A. Mossler, M.D.

                           with a copy to:

                           Alan J. Dansker, Esq.
                           Bingham, Summers, Welsh & Spillman
                           2700 Market Tower
                           10 West Market Street
                           Indianapolis, IN 46204-2982

                           or to such other person or address as the Sellers or the Companies shall furnish by notice to the Purchaser in writing.

                  (b) If to the Purchaser to:

                           AmeriPath, Inc.
                           7289 Garden Road, Suite 200
                           Riviera Beach, Florida  33404
                           Attn:  James C. New, President

                           with a copy to:

                           Greenberg Traurig Hoffman
                              Lipoff Rosen & Quentel, P.A.
                           515 E. Las Olas Boulevard, Suite 1500
                           Fort Lauderdale, Florida  33301
                           Attn:  Daniel H. Aronson, Esq.

                           or to such other person or address as the Purchaser shall furnish by notice to Seller in writing.

         12.5 WAIVER OF COMPLIANCE; CONSENTS. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         12.6 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may assign its rights, interests and obligations hereunder to any wholly-owned Subsidiary, and may grant Liens or security interests in respect of its rights and interests hereunder, without the prior approval of the Sellers.

         12.7 GOVERNING LAW. The Agreement shall be governed by the internal laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance.

         12.8 CONSENT TO JURISDICTION; SERVICE OF PROCESS. The Companies and each of the Sellers hereby irrevocably submit to the jurisdiction of the state or federal courts located in Broward County, Florida in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

         12.9 INJUNCTIVE RELIEF. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         12.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.11 HEADINGS. The article, section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement (or any provision hereof).

         12.12 BINDING EFFECT. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

         12.13 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         12.14 SEVERABILITY. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         12.15 EXPENSES. All fees, costs and expenses (including, without limitation, legal, auditing and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Agreement and the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees, costs and expenses. Without limiting the generality of the foregoing, the Sellers will bear the costs of audits of the financial statements of the Companies; PROVIDED, HOWEVER, that the Sellers shall not be responsible for any costs in excess of $3,000, which excess shall be borne by the Purchaser.

         12.16 ATTORNEYS' FEES. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action shall be entitled to recover from the losing party all costs in connection with such action, including without limitation reasonable attorneys' fees, expenses and costs incurred with respect to trials, appeals and collection.

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

                               PURCHASER:


                               AMERIPATH, INC.


                               By: /s/ James C. New
                                   --------------------------------------
                                   Name:  James C. New
                                   Title: President and Chief Executive Officer


                               SELLERS:


                               /s/ ANDREW C. CHESTER
                               ---------------------------------
                               ANDREW C. CHESTER, M.D.


                               /s/ TERENCE J. CUDAHY
                               ---------------------------------
                               TERENCE J. CUDAHY, M.D.


                               /s/ THOMAS W. DRAPER
                               ---------------------------------
                               THOMAS W. DRAPER, M.D.


                               /s/ J. MICHAEL IRONS
                               ---------------------------------
                               J. MICHAEL IRONS, M.D.


                               /s/ MARTIAL R. KNIESER
                               ---------------------------------
                               MARTIAL R. KNIESER, M.D.


                               /s/ MARVIN E. MELTON
                               ---------------------------------
                               MARVIN E. MELTON, M.D.


                               /s/ JEFFREY A. MOSSLER
                               ---------------------------------
                               JEFFREY A. MOSSLER, M.D.

                                        /s/ SCOTT M. PARKER
                                       ---------------------------------
                                       SCOTT M. PARKER, M.D.


                                        /s/ ROBERT J. PENNY
                                       ---------------------------------
                                       ROBERT J. PENNY, M.D., PH.D.


                                        /s/ DAVID L. POWERS
                                       ---------------------------------
                                       DAVID L. POWERS, M.D.


                                        /s/ LLOYD S. ROTHOUSE
                                       ---------------------------------
                                       LLOYD S. ROTHOUSE, M.D.


                                        /s/ ALAN J. STRANSKY
                                       ---------------------------------
                                       ALAN J. STRANSKY, M.D.


                                        /s/ RAPHAEL L. WARKEL
                                       ---------------------------------
                                       RAPHAEL L. WARKEL, M.D.


                                        /s/ LISA M. WIERSEMA
                                       ---------------------------------
                                       LISA M. WIERSEMA, M.D.

                                       COMPANIES:


                                       COLAB INCORPORATED PROFESSIONAL
                                       CORPORATION


                                       By: /s/ Jeffrey A. Mossler, M.D.
                                          --------------------------------------
                                          Name:  Jeffrey A. Mossler, M.D.
                                          Title: President


                                       ANATOMICAL PATHOLOGY SERVICES, P.C.


                                       By: /s/ Jeffrey A. Mossler, M.D.
                                          --------------------------------------
                                          Name:  Jeffrey A. Mossler, M.D.
                                          Title: President


                                       MICRODIAGNOSTICS, P.C.


                                       By:  /s/ Jeffrey A. Mossler, M.D.
                                          --------------------------------------
                                          Name:  Jeffrey A. Mossler, M.D.
                                          Title: President